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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United States Cellulor Corporation
(Name of Registrant as Specified In Its Charter)

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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

April 9, 2019

Dear Fellow Shareholders:

        You are cordially invited to attend the 2019 annual meeting of shareholders ("2019 Annual Meeting") of United States Cellular Corporation ("U.S. Cellular") on Tuesday, May 21, 2019, at 8:30 a.m., central time, at U.S. Cellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago, Illinois. At the meeting, we will report on the accomplishments and plans of U.S. Cellular.

        The Notice of the 2019 Annual Meeting of Shareholders and 2019 Proxy Statement ("2019 Proxy Statement") of our board of directors is attached. Also enclosed is our 2018 Annual Report to shareholders ("2018 Annual Report"). At the 2019 Annual Meeting, shareholders are being asked to take the following actions:

  1.
  Elect members of the board of directors nominated by our board of directors and named in the attached 2019 Proxy Statement.

  2.
  Ratify the selection of independent registered public accounting firm for the current fiscal year.

  3.
  Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2019 Proxy Statement (commonly known as "Say-on-Pay").

        Your board of directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, and "FOR" the Say-on-Pay proposal.

        We would like to have as many shareholders as possible represented at the 2019 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

        We look forward to visiting with you.

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	Kenneth R. Meyers President and Chief Executive Officer

UNITED STATES CELLULAR CORPORATION

Dear Shareholders,

U.S. Cellular exists to provide exceptional wireless communication services which enhance consumers' lives, increase the competitiveness of local businesses, and improve the efficiency of government operations in the mid-sized and rural markets we serve.

        At U.S. Cellular our customer centric approach and high-quality network differentiates us from competitors, and positions us to achieve business imperatives that will create long-term sustainable growth.

Strengthen and grow our loyal customer base

        Last year, we saw low levels of handset churn as a result of high levels of customer loyalty and satisfaction. Customers appreciate the simplicity of our Total Plans, which include choices for unlimited data. We continue to evolve our pricing strategies and promotional plans, taking an even more targeted approach to meet the specific needs of our customers.

Capture new and emerging revenue opportunities

        Our short-term initiatives behind capturing new revenue opportunities include optimizing our device portfolio to ensure consumers have access to emerging categories like wearables and connected home devices. It also includes continuing to deliver 4G fixed wireless broadband services to our more rural markets. We are expanding our operating footprint into a few areas adjacent to our current service territory and expanding our brand's relevancy across other consumer segments. Our long-term initiatives are centered around the opportunities to provide more advanced services with 5G technologies, which in turn will impact our network and distribution plans.

Advance our network to meet our customers' evolving needs

        Network performance remains a key driver of customer satisfaction and a hallmark of U.S. Cellular's strategic positioning. We will continue to invest in current technologies, 4G and Voice over LTE, to ensure our customers have the high-quality experience they come to expect even as their data usage increases. At the same time, we will begin investing in next generation, 5G technology. Our New England and Mid-Atlantic markets are on track to roll out Voice over LTE in the first half of 2019, and we are targeting our first 5G commercial launches in 2020.

Maintain expense discipline

        We balance competitiveness with profitability through aggressive but economical pricing and promotions. Despite increasing data usage, we still manage to keep system operations costs low through expense management initiatives.

Sincerely,

LeRoy T. Carlson, Jr. Chairman	Kenneth R. Meyers President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS AND 2019 PROXY STATEMENT

TO THE SHAREHOLDERS OF

UNITED STATES CELLULAR CORPORATION

        We will hold the 2019 annual meeting of the shareholders ("2019 Annual Meeting") of United States Cellular Corporation ("U.S. Cellular"), a Delaware corporation, at U.S. Cellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago, Illinois, on Tuesday, May 21, 2019, at 8:30 a.m., central time. At the meeting, we are asking shareholders to take the following actions:

  1.
  To elect members of the board of directors nominated by our board of directors and named in this proxy statement. Your board of directors unanimously recommends that you vote FOR its nominees.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019. Your board of directors unanimously recommends that you vote FOR this proposal.

  3.
  To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay"). Your board of directors unanimously recommends that you vote FOR the Say-on-Pay proposal.

  4.
  To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.

        We have fixed the close of business on March 27, 2019, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2019 Annual Meeting or any postponement, adjournment or recess thereof.

        We are first sending this Notice of the 2019 Annual Meeting of Shareholders and 2019 Proxy Statement, together with our 2018 Annual Report, on or about April 9, 2019, to shareholders who are receiving a paper copy of the proxy materials. We made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 9, 2019 to other shareholders as discussed below.

 IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 21, 2019

        The following information about the Internet availability of proxy materials is being provided under the rules of the Securities and Exchange Commission ("SEC"):

        Effective April 9, 2019, the following documents are available at www.uscellular.com under About Us—Investor Relations—Proxy Vote, or at investors.uscellular.com/proxyvote:

  1.
  2019 Proxy Statement

  2.
  2018 Annual Report

  3.
  Proxy Card

  4.
  Notice of Internet Availability of Proxy Materials

        Under SEC rules, proxy materials are being furnished to many of our shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. Beginning April 9, 2019, U.S. Cellular made arrangements to commence sending certain shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our 2019 Proxy Statement and 2018 Annual Report. The Notice also instructs shareholders on how to vote through the Internet.

        This process is designed to reduce the environmental impact and expenses associated with our annual meeting and help conserve resources. However, if a shareholder prefers to receive printed proxy materials at no additional cost, on a one-time or ongoing basis, instructions for doing so are included in the Notice or at investors.uscellular.com/proxyvote.

        If you have previously elected to receive our proxy materials electronically or in paper format, you will continue to receive these materials in accordance with your election until you elect otherwise.

        We encourage you to formally consent to receive all proxy materials electronically in the future. If you wish to receive these materials electronically next year, please follow the instructions at investors.uscellular.com/proxyvote.

        If you received a Notice, any control/identification numbers that you need to access the proxy materials and vote are set forth on your Notice.

        If you received printed materials, any control/identification numbers that you need to vote are set forth on your proxy card if you are a record holder, or on your voting instruction card if you hold shares through a broker, dealer or bank.

        In addition, all additional soliciting materials sent to shareholders or made public after this Notice has been sent will be made publicly accessible at the above website address no later than the day on which such materials are first sent to shareholders or made public.

        The location where the 2019 Annual Meeting will be held is on the second floor of the U.S. Cellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago. This building is just south of Interstate 90 and approximately one block west of Cumberland Avenue.

UNITED STATES CELLULAR CORPORATION

2019 PROXY STATEMENT

SUMMARY

        The following is a summary of the actions being taken at the 2019 Annual Meeting and does not include all of the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.

Proposal 1—Election of Directors

        Under the terms of U.S. Cellular's Restated Certificate of Incorporation ("Restated Charter"), the terms of all incumbent directors will expire at the 2019 Annual Meeting.

        The holders of Common Shares are entitled to elect three directors. Your board of directors has nominated the following incumbent directors for election as directors by the holders of Common Shares: J. Samuel Crowley, Gregory P. Josefowicz and Cecelia D. Stewart.

        TDS, as the sole holder of Series A Common Shares, is entitled to elect eight directors. Your board of directors has nominated the following incumbent directors for election as directors by the holder of Series A Common Shares: Steven T. Campbell, LeRoy T. Carlson, Jr., Walter C. D. Carlson, Ronald E. Daly, Harry J. Harczak, Jr., Kenneth R. Meyers, Peter L. Sereda, and Kurt B. Thaus.

        Your board of directors unanimously recommends that you vote FOR the above nominees.

Proposal 2—Ratification of Independent Registered Public Accounting Firm

        As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the company's independent registered public accounting firm for the year ending December 31, 2019.

        Your board of directors unanimously recommends that you vote FOR this proposal.

Proposal 3—Advisory Vote on Executive Compensation or "Say-on-Pay"

        As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2018.

        Your board of directors unanimously recommends that you vote FOR this proposal.

 VOTING INFORMATION

Voting Rights

        Under the Restated Charter, each Series A Common Share is entitled to ten votes on all matters, and each Common Share is entitled to one vote on all matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).

What is the record date for the meeting?

        The close of business on March 27, 2019.

        A complete list of shareholders entitled to vote, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be made available at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631, for examination by any shareholder, for any purpose germane to the 2019 Annual Meeting, during normal business hours, for a period of at least ten days prior to the 2019 Annual Meeting.

What shares of stock entitle holders to vote at the meeting?

        We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:

  •
  Common Shares; and

  •
  Series A Common Shares.

        The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "USM."

        No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

        On the record date, U.S. Cellular had outstanding 53,346,077 Common Shares, par value $1.00 per share (excluding 1,721,924 Common Shares held by U.S. Cellular and a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of the record date, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

What is the voting power of the outstanding shares in the election of directors?

        The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	8
Common Shares	53,346,077	1	53,346,077	3

Total	N/A	N/A	N/A	11

        TDS, as the sole holder of Series A Common Shares, is entitled to elect eight directors and the holders of Common Shares are entitled to elect three of the directors.

Director Voting Sunset Provision.

        As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to U.S. Cellular's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.

What is the voting power of the outstanding shares in matters other than the election of directors?

        The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.1%
Common Shares	53,346,077	1	53,346,077	13.9%

Total	N/A	N/A	383,404,847	100.00%

Voting Power Sunset Provision.

        Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.

How may shareholders vote in the election of directors in Proposal 1?

        Holders of Common Shares may, with respect to the election of the three directors to be elected by the holders of Common Shares, vote FOR or WITHHOLD. TDS, with respect to the election of the eight directors to be elected by the holders of Series A Common Shares, may vote FOR or WITHHOLD.

        Your board of directors unanimously recommends a vote FOR its nominees for election as directors.

How may shareholders vote with respect to the ratification of PwC in Proposal 2?

        Shareholders may, with respect to the proposal to ratify the selection of PwC:

  •
  vote FOR,

  •
  vote AGAINST, or

  •
  ABSTAIN from voting on this proposal.

        Your board of directors unanimously recommends a vote FOR this proposal.

How may shareholders vote with respect to the Say-on-Pay proposal in Proposal 3?

        Shareholders may, with respect to the Say-on-Pay proposal:

  •
  vote FOR,

  •
  vote AGAINST, or

  •
  ABSTAIN from voting on this proposal.

        Your board of directors unanimously recommends a vote FOR this proposal.

How does TDS intend to vote?

        TDS is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 70.8% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 95.9% of the voting power with respect to matters other than the election of directors.

        TDS has advised us that it intends to vote:

  •
  FOR the board of directors' nominees for election by the Series A Common Shares and Common Shares,

  •
  FOR the proposal to ratify the selection of PwC, and

  •
  FOR the Say-on-Pay proposal.

How do I vote?

        Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, and the Say-on-Pay proposal. Whether or not you plan to attend the meeting, please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted.

How will proxies be voted?

        All properly voted and unrevoked proxies received in time for the 2019 Annual Meeting will be voted in the manner directed.

        If no direction is made, a proxy by a shareholder will be voted FOR the election of each of the named director nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

        If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted or abstained with respect to a particular matter, and the shareholder giving such proxy does not attend and vote at the 2019 Annual Meeting, such "non-votes" will not be considered present and entitled to vote on such matter. However, the shares represented by such a proxy may be considered present and entitled to vote on other matters and will count for the purpose of determining the presence of a quorum.

        Proxies given pursuant to this solicitation may be revoked at any time prior to the voting of the shares at the 2019 Annual Meeting by written notice to the Secretary of U.S. Cellular, by submitting a later dated proxy or by attendance and voting in person at the Annual Meeting.

        The board of directors has no knowledge of any other proposals that may be properly presented at the 2019 Annual Meeting and no other proposals were received by U.S. Cellular by the date specified by the advance notice provision in U.S. Cellular's Bylaws. The proxy solicited by the board of directors confers discretionary authority to the proxies named to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

How will my shares be voted if I own shares through a broker?

        If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give specific instructions to the broker or have standing instructions on file with the broker, under Rule 452 of the NYSE, depending on the timing of certain actions, the broker may be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as non-votes). In addition, whether the broker can or will vote your shares with respect to discretionary items if you have not given instructions to the broker and how such shares may be voted by the broker (i.e., proportionately with voting instructions received by the broker from other shareholders or pursuant to the recommendation of management, etc.) depend on the particular broker's policies. As a result, we cannot advise you whether your broker will or will not vote your shares or how it may vote the shares if it does not receive or have voting instructions from you and, accordingly, recommend that you contact your broker. In general, the ratification of auditors is a discretionary item. On the other hand, matters such as the election of directors (whether contested or not) or votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as non-votes and will not be voted on such matters. Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2019 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that a proxy card is voted on your behalf.

What constitutes a quorum for the meeting?

        A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2019 Annual Meeting to proceed. Withheld votes and abstentions of shares entitled to vote and non-votes will be treated as present in person or represented by proxy for purposes of establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2019 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.

        In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. With respect to a director, withheld votes by shares entitled to vote and non-votes will be treated as present in person or represented by proxy for the purpose of establishing a quorum for the election of such director. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2019 Annual Meeting, such shares will constitute a quorum with respect to the eight directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.

        The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2019 Annual Meeting in connection with such other proposals. With respect to such proposals, abstentions from voting and non-votes will be treated as present in person or represented by proxy for the purpose of establishing a quorum. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2019 Annual Meeting, such shares will constitute a quorum in connection with such proposals.

        Even if a quorum is present, the holders of a majority of the voting stock present in person or represented by proxy may adjourn the 2019 Annual Meeting. Because it holds a majority of the voting power of all classes of stock, TDS has the voting power to approve an adjournment. U.S. Cellular does not currently have any expectation that the 2019 Annual Meeting would be adjourned for any reason. However, if there is a proposal to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy will have discretionary authority to vote with respect to such adjournment.

What vote is required for the election of directors in Proposal 1?

        The holders of Common Shares will vote separately with respect to the election of three directors. TDS as the sole holder of Series A Common Shares will vote separately with respect to the election of eight directors.

        Directors will be elected by a plurality of the votes cast by the class of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.

        In the election of directors, if a quorum of such shares is present at the 2019 Annual Meeting, the person receiving a plurality of the votes cast by holders of such shares entitled to vote will be elected to serve as a director. Withheld votes and non-votes will not be counted as votes cast for the purpose of determining if a director has received a plurality of the votes.

What vote is required with respect to Proposals 2 and 3?

        The holders of Common Shares and Series A Common Shares will vote together as a single group with respect to Proposals 2 and 3. If a quorum is present, Proposals 2 and 3 will require the affirmative vote of a majority of the voting power of the Common Shares, which are entitled to one vote per share, and Series A Common Shares, which are entitled to ten votes per share, voting and present in person or represented by proxy and entitled to vote on such matter. An abstention from voting on such proposal will not be an affirmative vote and, as a result, will effectively be treated as a vote against such proposal. Although non-votes may be included for the purpose of determining a quorum, they will not be treated as entitled to vote on Proposals 2 and 3 and, therefore, will not be included in the calculation of whether these proposals have received the requisite vote.

PROPOSAL 1
ELECTION OF DIRECTORS

        The terms of all incumbent directors will expire at the 2019 Annual Meeting. The board of directors' nominees for election as directors are identified in the table below. Each of the nominees has consented to be named and serve if elected. The age of the following persons is as of the date of this 2019 Proxy Statement.

To be Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	68	Director of U.S. Cellular, Former executive at Gold's Gym International, Inc., Michaels Stores, Inc. and CompUSA, Inc.	1998
Gregory P. Josefowicz	66	Director of U.S. Cellular, Former Chairman, Chief Executive Officer and President of Borders Group, Inc. and former Chief Executive Officer of the Jewel-Osco division of American Stores Company	2009
Cecelia D. Stewart	60	Director of U.S. Cellular, Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013

To be Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Steven T. Campbell	67	Director and Executive Vice President-Finance, Chief Financial Officer and Treasurer of U.S. Cellular	2014
LeRoy T. Carlson, Jr.	72	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C. D. Carlson	65	Director of U.S. Cellular and Partner, Sidley Austin LLP, Chicago, Illinois	1989
Ronald E. Daly	72	Director of U.S. Cellular, Former President and Chief Executive Officer of Océ-USA Holding, Inc. and former President of the Printing Solutions division of R.R. Donnelley, Inc.	2004
Harry J. Harczak, Jr.	62	Director of U.S. Cellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Kenneth R. Meyers	65	Director, President and Chief Executive Officer of U.S. Cellular	1999
Peter L. Sereda	60	Director of U.S. Cellular and Senior Vice President—Finance of TDS	2014
Kurt B. Thaus	60	Director of U.S. Cellular and Senior Vice President and Chief Information Officer of TDS	2014

        Your board of directors unanimously recommends a vote "FOR" the above nominees.

Background of Board of Directors' Nominees

        The following briefly describes the business experience during at least the past five years of each of the nominees, including each person's principal occupation(s) and employment; the name and principal business of any corporation or other organization in which such occupation(s) and employment were carried on; and whether such corporation or organization is a parent, subsidiary or other affiliate of U.S.

Cellular. The following also indicates any other directorships held, including any other directorships held during at least the past five years, by each nominee, in any SEC registered company or any investment company, and the identity of such company.

        The board of directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.

        The board of directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. U.S. Cellular also believes that it is desirable to have diverse backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that U.S. Cellular is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the board of directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.

Board composition supports long-term strategy

        U.S. Cellular exists to provide exceptional wireless communications services which enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations in mid-sized and rural markets we serve. U.S. Cellular's board of directors has broad experiences, qualifications, attributes or skills that support its long-term strategy. The Board of Directors also has considerable expertise in retail, consumer, and marketing which support its strategy.

Nominees for Election by Holders of Common Shares

J. Samuel Crowley Independent Director

Current Role: Director; Private Investor

Mr. Crowley has significant experience with U.S. Cellular and the wireless industry. He brings substantial experience in retail management and operations. Mr. Crowley also has expertise in areas of strategy, technology, new concept development, customer service culture and operational structure and efficiency. In 2013, the National Association of Corporate Directors (NACD) named Mr. Crowley a NACD Fellow recognizing his commitment to the highest standards of boardroom leadership. Mr. Crowley also brings cyber-risk oversight experience to the board since he completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight. Mr. Crowley received an undergraduate degree from Rice University and an MBA from the University of Texas at Dallas.

Age: 68

Director since: 1998

Board Committees:

Audit Committee, Chairperson

Long-Term Incentive Compensation Committee

Prior Business and other Experience:

Chief Operating Officer, Gold's Gym (2005-2007)

Current Public Company Boards None	Former Public Company Boards Vois, Inc. (2010-2011) Goodman Networks (2014-2016), Audit Committee, Chairperson and designated financial expert	Senior Vice President-New Ventures, Michaels, Stores, Inc. (2002-2003) Business Strategy Consultant, Insider Marketing (2000-2002) Multiple operating roles at CompUSA (1989-2000)

Gregory P. Josefowicz Independent Director

Current Role: Director; Private Investor

Mr. Josefowicz has significant experience with U.S. Cellular and the wireless industry. He has substantial experience, expertise and qualifications in retail marketing, merchandising and general management, along with service as a public company board member. He also has extensive executive leadership experience from leading large retail operations. In addition, he has substantial experience as a result of serving on multiple Audit, Compensation, and Nominating and Governance Committees. Mr. Josefowicz holds a BA in Marketing from Michigan State University and an MBA from Northwestern University's J. L. Kellogg Graduate School of Management.

Age: 66 Director since: 2009 Board Committees: Audit Committee Long-Term Incentive Compensation Committee, Chairperson Technology Advisory Group Committee

Current Public Company Boards Empire Company Limited, since 2016; Human Resources Committee	Former Public Company Boards

Borders Group, Inc., Chairperson (2002-2006)

PetSmart, Inc. (2004-2015); Chairperson; Lead Director; Compensation Committee; Nomination and Governance Committee

Roundy's, Inc. (2012-2015); Audit Committee; Compensation Committee; Nominating and Corporate Governance; Lead Director

Ryerson, Inc. (1999-2006); Audit Committee, Chairperson

Spartan Stores (2001-2005); Compensation Committee

TDS (2007-2009)

Winn-Dixie Stores, Inc. (2006-2012); Audit Committee, designated financial expert; Lead Director

Prior Business and other Experience:

True Value Company (2010-2018); Vice Chairman

Borders Group, Inc. (1999-2006), President and Chief Executive Officer

Tops Holding Corporation (2008-2013). Board member

President, Albertson's Inc.(1999)

Jewel-Osco division of American Stores (1974-1999), including several executive leadership positions and ending as its President

Cecelia D. Stewart Independent Director

Current Role: Director; Private Investor

Ms. Stewart has significant experience with U.S. Cellular and the wireless industry. Ms. Stewart has more than 30 years of experience in the consumer banking industry. Ms. Stewart also has extensive executive leadership experience from leading large, global financial services firms. Further, her background and attributes bring diversity to the board. Ms. Stewart has an MBA from Winthrop University's Executive MBA program and she was awarded an Honorary Doctorate Degree from Winthrop University in 2014.

Age: 60 Director since: 2013 Board Committees: Audit Committee Long-Term Incentive Compensation Committee Technology Advisory Group Committee

Current Public Company Boards First Horizon National Corporation, since 2014; Audit Committee; Information Technology Committee, Chairperson	Former Public Company Boards None	Prior Business and other Experience:

President, U.S. Consumer and Commercial Banking of Citigroup Inc. (2011-2014)

Morgan Stanley, President of Retail Banking Group and Chief Executive Officer of the Private Bank Division (2009-2011)

Wachovia Corporation (1978-2008), including several leadership positions most recently as Executive Vice President and head of retail and small business banking

Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

Steven T. Campbell Non-Independent Director

Current Role:Director; Executive Vice President-Finance, Chief Financial Officer and Treasurer

Mr. Campbell has significant experience with U.S. Cellular and the wireless industry having served as an executive officer since 2005. He also brings substantial experience in accounting and finance having held senior leadership positions at a number of public companies. Mr. Campbell is responsible for accounting and financial reporting, financial planning and analysis, and treasury functions. In addition he leads the business strategy, risk management, legal and regulatory affairs, real estate, intercarrier business and supply chain activities. Mr. Campbell is a Certified Public Accountant (inactive). He has a bachelor's degree in accounting from Quincy University and has an MBA from Northwestern University's J. L. Kellogg Graduate School of Management.

Age: 67

Director since: 2014

Prior Business and other Experience:

3Com Corporation (1997-2005) Vice President-Financial Operations

U.S. Robotics Corporation (1995-1997) Vice President and Controller

Amoco Corporation (1980-1995)

Current Public Company Boards: None	Former Public Company Boards: None	PricewaterhouseCoopers LLP (1973-1980)

LeRoy T. Carlson, Jr. Chairman of the Board and Non-Independent Director

Current Role: Director; TDS President, since 1981, and TDS Chief Executive Officer, since 1986

Mr. Carlson brings substantial experience, expertise and qualifications with respect to the wireless industry as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chairman of U.S. Cellular. As the senior executive officer of U.S. Cellular and of its parent, the board of directors considers it essential that Mr. Carlson serve on the U.S. Cellular board. Also, because he is a director and officer of TDS the largest shareholder of U.S. Cellular, his participation on the board permits him to represent the long-term interest of U.S. Cellular shareholders. He also has experience as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.

LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.

Age: 72 Director since: 1984 Board Committee: Technology Advisory Group Committee, Chairperson Prior Business and other Experience: Trustee of the TDS Voting Trust

Current Public Company Boards: TDS since 1968	Former Public Company Boards: Aerial Communications American Paging

Walter C. D. Carlson Non-Independent Director

Current Role: Director; Partner of the law firm Sidley Austin LLP for more than five years

Mr. Carlson brings substantial experience, expertise and qualifications with respect to U.S. Cellular and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chairman of the TDS Board. Also, because he is a director of TDS, the largest shareholder of U.S. Cellular, his Board participation permits him to represent the long-term interests of U.S. Cellular shareholders. Mr. Carlson is an experienced litigator and has represented many public and private corporate clients. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Yale University and a J.D. from Harvard University.

Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.

Age: 65 Director since: 1989 Prior Business and other Experience: Trustee of the TDS Voting Trust

Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Ronald E. Daly Independent Director

Current Role: Director; Private Investor

Mr. Daly has significant experience with U.S. Cellular and the wireless industry. Mr. Daly brings substantial experience as a result of his executive leadership positions at large, global companies. Mr. Daly also has telecommunications experience as President of the R.R. Donnelly telecom group. Mr. Daly was formerly a board member of AARP, Inc., president of the Leadership Greater Chicago Board, former member of the Conference Board Council of Operating Executives and a member of the National Black MBA Association. Mr. Daly was a Trustee of Loyola University and served as an Adjunct Professor of Strategy and Leadership. Further, his background and attributes bring diversity to the board. Mr. Daly has an MBA from Loyola University of School of Business.

Age: 72

Director since 2004

Board Committees:

Long-Term Incentive Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Océ-USA Holding, Inc., President and Chief Executive Officer (2002-2004)

Current Public Company Boards: None	Former Public Company Boards: SuperValu, Inc. (2003-2013); Compensation, Governance, and Finance Committees	R.R. Donnelley, Inc. (1964-2002) including several leadership positions most recently as President of R.R. Donnelley Printing Solutions, in addition to 7 years as President of its telecom group.

Harry J. Harczak Independent Director

Current Role: Director; Managing Director of Sawdust Capital, LLC, since 2008

Mr. Harczak has significant experience with U.S. Cellular and the wireless industry. Mr. Harczak brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. Mr. Harczak also has significant experience in accounting and auditing as a result being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Age: 62

Director since 2003

Board Committee:

Audit Committee, Designated financial expert

Prior Business and other Experience:

CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development

Current Public Company Boards: Tech Data Corporation, since 2008; Audit Committee, Chairperson; Cybertech Committee	Former Public Company Boards: None	PricewaterhouseCoopers LLP

Kenneth R. Meyers Non-Independent Director

Current Role: Director; President and Chief Executive Officer of U.S. Cellular, since 2013

Mr. Meyers has over 30 years of leadership experience in the wireless industry. Mr. Meyers also has significant accounting and finance experience as a result of being a Chief Financial Officer at both U.S. Cellular and TDS. He has also held several executive leadership roles in management, marketing, human resources and information resources. As the president and chief executive officer of U.S. Cellular, the board of directors considers it essential that he serve on the board to provide his views on strategy and operations. Mr. Meyers is a Certified Public Accountant (inactive). Mr. Meyers has a bachelor degree in public accounting from Loyola University Chicago and an MBA from Northwestern University's J. L. Kellogg Graduate School of Management.

Age: 65

Director since 1999

Prior Business and other Experience:

TDS' executive vice president and chief financial officer (2007-2013)

Significant leadership and operational experience since joining U.S. Cellular in 1987 including several executive leadership roles providing expertise in management, finance and accounting

Current Public Company Boards: TDS, since 2007	Former Public Company Boards: None	Marmon Group Trans Union Corporation

Peter L. Sereda Non-Independent Director

Current Role: Director; TDS Senior Vice President - Finance

Mr. Sereda has extensive experience with the wireless industry having served as an executive officer of TDS since 1998. Mr. Sereda is responsible for long and short term financing, cash and investment management, banking relationships, and risk and pension asset management. Mr. Sereda also brings substantial experience in finance and the capital markets. Mr. Sereda has a bachelor degree in civil engineering and economics from the Massachusetts Institute of Technology and an MBA in finance and statistics from the University of Chicago Booth School of Business.

Age: 60

Director since 2014

Prior Business and other Experience:

Specialty Foods Corporation (1994-1998), including several executive leadership roles most recently Vice President of Finance - Operations

Current Public Company Boards: None	Former Public Company Boards: None	Duchossois Industries (1986-1994)

Kurt B. Thaus Non-Independent Director

Current Role: Director; TDS Senior Vice President and Chief Information Officer

Mr. Thaus has significant experience with the wireless industry having served as an executive officer of TDS since 2004. He is responsible for all elements of TDS' information technology function including cybersecurity, data management, and financial and operating applications, in addition to responsibility for TDS' OneNeck IT Solutions subsidiary. Mr. Thaus brings over 30 years of experience in information technology, mechanical, environmental and systems engineering. Mr. Thaus has a bachelor of science degree in mechanical engineering from the University of Illinois at Urbana-Champaign and a master's degree in engineering management from Northwestern University.

Age: 60

Director since 2014

Prior Business and other Experience:

T-Systems North America, Inc., (1998-2003) a subsidiary of T-Systems International (Deutsche Telecom), most recently as Senior Vice President of Technology Services

Current Public Company Boards: None	Former Public Company Boards: None	Waste Management, Inc. (1988-1998)

Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

Director Emeritus

        James Barr III. James Barr III has been director emeritus since the 2018 Annual Meeting.

        Paul-Henri Denuit. Paul Henri-Denuit has been director emeritus since the 2017 Annual Meeting.

CORPORATE GOVERNANCE

Board of Directors

        The business and affairs of U.S. Cellular are managed by or under the direction of the board of directors. The board of directors consists of eleven members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of eleven directors. TDS, as the sole holder of Series A Common Shares, elects the remaining eight directors.

Board Leadership Structure

        Under the leadership structure selected for U.S. Cellular, the same person does not serve as both the chairman and chief executive officer. LeRoy T. Carlson, Jr. serves as Chairman and, in that capacity, sets the agenda and presides over board of directors meetings, and assesses the performance of U.S. Cellular. Kenneth R. Meyers serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chairman with respect to important strategic, operating and financial activities and decisions.

        This leadership structure is set forth in the Bylaws. U.S. Cellular has determined that this leadership structure is appropriate given that it is controlled by TDS. As a result, it is considered appropriate that LeRoy T. Carlson, Jr. (who is the President and Chief Executive Officer of TDS), should serve as the Chairman and provide oversight authority. In addition, this leadership structure separates the executive who is primarily responsible for the performance of the company from the person who sets the agenda for and presides over board of directors meetings.

Board Role in Risk Oversight

        The U.S. Cellular board of directors is primarily responsible for oversight of the risk assessment and risk management process. Although the board of directors can delegate this responsibility to board committees, the U.S. Cellular board of directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the board of directors.

        As part of its oversight responsibilities, the board of directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including U.S. Cellular. This program was designed with the assistance of an outside consultant and was integrated into TDS' existing management and strategic planning processes, including such processes of U.S. Cellular. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.

        Although the U.S. Cellular board of directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses U.S. Cellular's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.

        In addition, as part of the ERM program, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis. The Audit Committee is not solely responsible for ERM, but the committee discusses guidelines and policies to govern the process by which ERM is undertaken.

        In addition, the Long-Term Incentive Compensation Committee (LTICC), which has responsibilities relating to the equity compensation of the executive officers, and the Chairman of U.S. Cellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers other than himself, consider risks relating to compensation of executive officers, as discussed in the Compensation Discussion and Analysis and Risks from Compensation Policies and Practices.

        Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including U.S. Cellular. The functions of the TAG include reviewing technology matters relating to security, threats, risks and internal controls, including safeguards, vulnerabilities, preparedness, disaster recovery plans, cybersecurity insurance and similar matters. Related to this, the U.S. Cellular board of directors established a TAG Committee of the board of directors that consists of directors who participate in the TAG.

        U.S. Cellular believes that its leadership structure also facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary responsibility to assess and manage U.S. Cellular's exposure to risk, is separated from the role of the Chairman, who sets the agenda for and presides over board of directors' meetings at which the U.S. Cellular board exercises its oversight function with respect to risk.

Board Oversight of Cybersecurity

        U.S. Cellular believes oversight of cybersecurity risks is the responsibility of the full board of directors and the board of directors receives annual updates regarding U.S. Cellular's assessment of threats and mitigation plans. The Audit Committee also exercises oversight for the control-related cybersecurity risks and mitigation plans and receives updates semiannually. The Audit Committee oversees the Company's processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to management. Cybersecurity is also discussed at the Technology Advisory Group as warranted.

        J. Samuel Crowley, chairperson of the U.S. Cellular Audit Committee, completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight issued by Software Engineering Institute at Carnegie Mellon University. The program is designed to help directors enhance their cybersecurity literacy and strengthen the board's role in overseeing the organization's cyber preparedness.

Director Independence and New York Stock Exchange Listing Standards

        U.S. Cellular Common Shares are listed on the NYSE. Under NYSE listing standards, U.S. Cellular is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, U.S. Cellular is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.

        As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: J. Samuel Crowley (chairperson), Harry J. Harczak, Jr., Gregory P. Josefowicz and Cecelia D. Stewart. In addition, Ronald E. Daly would qualify as an independent director under the listing standards of the NYSE. As a result, five of the eleven directors, or 45% of the directors, have been determined to qualify or would qualify as independent under the listing standards.

Meetings of Board of Directors

        Our board of directors held five meetings during 2018. Each director attended at least 75% of the total number of meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee.

Corporate Governance and Best Practices

        The following identifies a number of the good corporate governance and other best practices adopted and followed by U.S. Cellular, even though it may not be required to do so under law, SEC rules or NYSE listing requirements as a controlled company:

  •
  Annual election of directors.

  •
  U.S. Cellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.

  •
  The positions of (i) Chairman of the Board and (ii) President and Chief Executive Officer are separated.

  •
  The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.

  •
  The U.S. Cellular Chairman, who is the CEO of the controlling shareholder (TDS), approves executive compensation, other than long-term equity-based compensation, ensuring the interests of shareholders are represented in compensation matters.

  •
  Although not required to do so, U.S. Cellular has established a LTICC, comprised solely of independent directors, with responsibility for long-term equity-based compensation.

  •
  The LTICC operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.

  •
  The LTICC uses market compensation information supplied by our compensation consultant, Willis Towers Watson, as one factor in making executive officer long-term equity-based compensation decisions.

  •
  Once each year as part of a board meeting, the board of directors discusses corporate governance generally, including the allocation of seats between independent and non-independent directors.

  •
  Annual self-assessment of board.

  •
  U.S. Cellular holds an annual "Say-on-Pay" vote.

  •
  Executive sessions are held with only independent directors present.

  •
  U.S. Cellular has a policy prohibiting pledging and hedging of company shares.

  •
  The U.S. Cellular Charter and Bylaws can be amended by a simple majority vote.

Corporate Governance Guidelines

        Under NYSE listing standards, U.S. Cellular is required to adopt and disclose corporate governance guidelines that address certain specified matters. U.S. Cellular's guidelines address (i) board of directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.

        These Guidelines provide that, once each year, the board of directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.

        A copy of such guidelines is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Governance Guidelines.

        Board Self-Assessment.    Pursuant to these Guidelines, under the leadership of the Chairman, the board of directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2018. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee

        The purpose and primary functions of the Audit Committee are to (a) assist the board of directors of U.S. Cellular in its oversight of (1) the integrity of U.S. Cellular's financial statements, (2) U.S. Cellular's compliance with legal and regulatory requirements, (3) the qualifications and independence of U.S.

Cellular's registered public accounting firm, and (4) the performance of U.S. Cellular's internal audit function and registered public accounting firm; (b) prepare an audit committee report as required by the rules of the SEC to be included in U.S. Cellular's annual proxy statement; and (c) perform such other functions as set forth in the U.S. Cellular Audit Committee charter, which shall be deemed to include the duties and responsibilities set forth in Section 10A-3. A copy of U.S. Cellular's Audit Committee charter is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Audit Committee-Audit Committee Charter.

        In addition, the Audit Committee has certain responsibilities relating to risk management as discussed above under "Board Role in Risk Oversight and "Board Oversight of Cybersecurity."

        As a controlled company, U.S. Cellular is required to have at least three directors who qualify as independent to serve on the Audit Committee. Such directors must qualify as independent under the NYSE Listed Company Manual, including Section 303A.02(a), Section 303A.02(b) along with Section 303A.06, which incorporates the independence requirements of Rule 10A-3 under Section 10A-3 of the Securities Exchange Act of 1934, as amended (collectively, "Section 10A-3"). The U.S. Cellular Audit Committee currently has four members: J. Samuel Crowley (chairperson), Harry J. Harczak, Jr., Gregory P. Josefowicz and Cecelia D. Stewart. The board has determined that all members are financially literate and have "accounting or related financial management expertise", in accordance with the listing standards of the NYSE.

        Pursuant to the requirements of the NYSE, the U.S. Cellular board of directors affirmatively determined that each member of the Audit Committee has no material relationship with U.S. Cellular, TDS or any other member of the TDS consolidated group ("TDS Consolidated Group"), either directly or as a partner, shareholder or officer of an organization that has a relationship with U.S. Cellular or the TDS Consolidated Group, and that each of such persons is independent pursuant to Section 303A.02(a), Section 303A.02(b) and Section 10A-3 considering all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

        Such relevant facts and circumstances included the following: None of such persons is, or has been within the last three years, an employee or officer of U.S. Cellular or the TDS Consolidated Group. None of such persons has any direct or indirect business relationships and/or fee arrangements with the TDS Consolidated Group. None of such persons receives, or has received within the last three years, any compensation from the TDS Consolidated Group, except compensation for his services as a director and member of board committees of U.S. Cellular and except for post-retirement benefits and payments as permitted under NYSE listing standards. None of such persons has any other relationship or arrangement with the TDS Consolidated Group except in his or her capacity as a director and member of board committees of U.S. Cellular.

        Each of such persons qualifies as independent under NYSE listing standards and each of such persons qualifies as independent because (i) none of such persons receives any compensatory fee from any member of the TDS Consolidated Group (not including permitted compensation for his or her services as a director and member of board committees of U.S. Cellular or permitted post-retirement benefits and payments); and (ii) none of such persons is an "affiliated person" (as defined by the SEC) with respect to any member of the TDS Consolidated Group (because none of such persons is an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group). None of such persons is an "immediate family member" (pursuant to NYSE listing standards) of any person who is not independent. None of the relationships and/or fee arrangements which such persons have with the TDS Consolidated Group impair the independence of such persons for service on the Audit Committee.

        The board determined that Harry J. Harczak, Jr. is an "audit committee financial expert" as such term is defined by the SEC.

        In accordance with the SEC's safe harbor rule for "audit committee financial experts," no member designated as an audit committee financial expert shall (i) be deemed an "expert" for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an "audit committee financial expert" shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

        The Audit Committee held eight meetings during 2018. Certain of these meetings were joint meetings with the TDS audit committee, which regularly meets with the U.S. Cellular Audit Committee.

Pre-Approval Procedures

        The Audit Committee has adopted a policy which provides all audit and non-audit services provided by U.S. Cellular's principal independent registered public accounting firm must be pre-approved by the Audit Committee and that none of those services can be prohibited by the Sarbanes Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit related services and certain tax and other services can be provided to U.S. Cellular, subject to such pre-approval process and prohibitions. The Audit Committee has delegated to the chairperson of the Audit Committee the authority to pre-approve specific services subject to specified dollar limits. All services are required to be reported to the full Audit Committee at each of its regularly scheduled meetings.

Review, Approval or Ratification of Transactions with Related Persons

        The Audit Committee charter provides that the Audit Committee has responsibilities for related-party transactions between officers, directors, and principal shareholders and the company. The term "related person" includes any director or executive officer of U.S. Cellular, any nominee for director, any beneficial owner of more than five percent of any class of U.S. Cellular's voting securities, and any immediate family member of such persons. In general, "related party transactions" would include transactions required to be disclosed in U.S. Cellular's 2019 Proxy Statement such as any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or a series of transactions, that has taken place since the beginning of U.S. Cellular's last fiscal year or any currently proposed transaction in which: (1) U.S. Cellular was or is to be a participant, (2) the amount involved exceeds $120,000 and (3) any "related person" had or will have a direct or indirect material interest in the transaction during any part of the fiscal year.

        Other than the NYSE requirement, U.S. Cellular has no related party policies and procedures relating to (i) the types of transactions that are covered by such policies and procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures.

        See Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation—Certain Relationships and Related Transactions for a discussion of any related party transactions since the beginning of the last fiscal year.

Compensation Committee

        Under NYSE listing standards, U.S. Cellular is a controlled company and not required to have an independent compensation committee. As a result, U.S. Cellular does not have a formal compensation committee and instead LeRoy T. Carlson, Jr. functions as the compensation committee for all matters not within the authority of the LTICC. Mr. Carlson does not operate with a charter. Kenneth R. Meyers, in consultation with Mr. Carlson, reviews and sets the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.

        Long-term equity compensation for executive officers is approved by the LTICC.

Long-Term Incentive Compensation Committee

        Although it is not required to do so under NYSE listing standards, U.S. Cellular has a LTICC comprised solely of directors who qualify as independent. The members are Gregory P. Josefowicz (chairperson), J. Samuel Crowley, Ronald E. Daly, and Cecelia D. Stewart. None of such members receive any compensation from the TDS Consolidated Group except permitted compensation for services as a U.S. Cellular director and committee member. Additionally, none of such members are affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group. See Compensation Committee Interlocks and Insider Participation for further information.

        The LTICC may delegate its power and authority to the Chairman or any U.S. Cellular executive officer except with respect to the long-term equity compensation of the persons identified as "Executive Officers". The LTICC has not delegated any authority with respect to the executive officers identified in this 2019 Proxy Statement.

        U.S. Cellular's Human Resources Department supports the U.S. Cellular Chairman and the LTICC in their functions. U.S. Cellular also utilizes the services of a compensation consultant. See Compensation Discussion and Analysis below for information about U.S. Cellular's compensation consultant.

        It is the view of the U.S. Cellular board of directors that director compensation should be the responsibility of the full board of directors. Therefore, director compensation is approved by the full board of directors rather than by a committee of the board of directors. U.S. Cellular does not have any stock ownership guidelines for directors.

        The LTICC held three meetings during 2018 and a copy of the LTICC charter is available on U.S. Cellular's website, www.uscellular.com, under Our Company—Investor Relations—Corporate Governance—Board of Directors—Long-Term Incentive Compensation Committee—Long-Term Incentive Compensation Committee Charter.

Pricing Committee

        U.S. Cellular has a Pricing Committee, consisting of LeRoy T. Carlson, Jr. as Chairman, and Kenneth R. Meyers as the other regular member. In addition, each of Steven T. Campbell, Walter C. D. Carlson and Peter L. Sereda are alternate members. The Pricing Committee does not have a charter. Pursuant to resolutions of the U.S. Cellular board of directors, the Pricing Committee is authorized to take certain action with respect to financing and capital transactions of U.S. Cellular, such as the issuance, redemption or repurchase of debt or the repurchase of shares of capital stock of U.S. Cellular.

Technology Advisory Group Committee

        In 2015, the board of directors established the TAG Committee of the board of directors, to consist of directors who will participate in the TAG. The TAG Committee does not have a charter and its members are LeRoy T. Carlson, Jr. (chairperson), Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart. The members of the TAG Committee are also members of the TDS Technology Advisory Group, which consists of representatives of the U.S. Cellular and TDS Boards of Directors along with senior technology executives of the two companies. The TDS Technology Advisory Group does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role. The U.S. Cellular TAG Committee will report to the board of directors with respect to U.S. Cellular technology matters.

        The purpose of the TDS Technology Advisory Group is to review, monitor and inform the board of directors on technology and related matters affecting TDS business units and its customers, along with its competitors and their customers.

        The TAG Committee held three meetings during 2018.

Director Nomination Process

        As a controlled company, U.S. Cellular is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. U.S. Cellular does not have a corporate governance and nominating committee or charter. Instead, the entire board of directors participates in the consideration of director nominees.

        Annually, the board of directors identifies and reviews the desired skills, backgrounds, and characteristics for potential new board members. In its annual board self-assessments, the full board of directors also considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the board of directors considers the tenure, qualifications and expertise of all of the incumbent directors. The U.S. Cellular board of directors does not have any specific, minimum qualifications that it believes must be met by a nominee.

        The U.S. Cellular board of directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the U.S. Cellular board may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in U.S. Cellular's Bylaws.

        Considering the importance of Federal Communications Commission ("FCC") licenses to U.S. Cellular, the U.S. Cellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the board of directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the U.S. Cellular Bylaws), as determined by the board of directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the board of directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

        The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of U.S. Cellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.

        The U.S. Cellular board of directors does not have a policy with regard to the consideration of diversity in identifying director nominees. However, as reflected in its Code of Business Conduct, U.S. Cellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the board of directors takes into account all facts and circumstances, including diversity. For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics. U.S. Cellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights. Accordingly, the board of directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.

        In general, in determining whether to nominate incumbent directors for re-election, the board of directors considers all facts and circumstances. Potential candidates are initially screened by the Chairman and by other persons whom the Chairman designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full board of directors.

        From time to time, U.S. Cellular may pay a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors. U.S. Cellular did not pay a fee in 2018 to a search firm relating to potential candidates for election as directors.

Shareholder Communication with Directors

        Shareholders or other interested parties may send communications to the U.S. Cellular board of directors, to the non-management directors, to the independent directors or to specified individual directors of U.S. Cellular at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Secretary of U.S. Cellular, c/o Telephone and Data Systems, Inc., 30 N. LaSalle St., 40th Floor, Chicago IL 60602. Any shareholder or other communications related to proper board business that are addressed to the board of directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.

        Information on communicating with directors is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Contact the Board.

Non-Management Directors

        As required by the NYSE listing standards, the non-management directors of U.S. Cellular meet at regularly scheduled executive sessions without management. Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of U.S. Cellular meet at least once per year in an executive session without management or directors who are not independent.

U.S. Cellular Policy on Attendance of Directors at Annual Meeting of Shareholders

        All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the board of directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All of the directors, except for one director, attended the 2018 annual meeting.

Code of Ethics for Directors

        As required by the NYSE, U.S. Cellular has adopted a Code of Business Conduct and Ethics for Officers and Directors. This code has been posted to U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Officer & Director Code of Conduct.

EXECUTIVE OFFICERS

        Below are other executive officers. The list does not include LeRoy T. Carlson, Jr., Kenneth R. Meyers, and Steven T. Campbell who are all executive officers and U.S. Cellular board members standing for reelection at the 2019 Annual Meeting. The age of the following persons is as of the date of this Proxy Statement.

Name	Age	Position with U.S. Cellular
Jay M. Ellison	66	Executive Vice President and Chief Operating Officer
Michael S. Irizarry	57	Executive Vice President and Chief Technology Officer—Engineering and Information Services
Deirdre C. Drake	53	Executive Vice President—Chief Human Resources Officer

        Jay M. Ellison.    Jay M. Ellison was appointed Executive Vice President and Chief Operating Officer in 2017. Prior to that, he was Executive Vice President-Operations since 2014 and prior to that Executive Vice President—Sales and Customer Service since 2013. Prior to that, he had been retired since 2010. Prior to his retirement, he had been Executive Vice President and Chief Operating Officer of U.S. Cellular from 2005 through 2009. He first joined U.S. Cellular in 2000 as Executive Vice President—Operations.

        Michael S. Irizarry.    Michael S. Irizarry was appointed Executive Vice President and Chief Technology Officer—Engineering and Information Services in 2011. Prior to that, he was Executive Vice President—Engineering and Chief Technology Officer since 2003. He joined U.S. Cellular as Executive Vice President and Chief Technology Officer in 2002.

        Deirdre C. Drake.    Deirdre C. Drake was appointed Executive Vice President—Chief Human Resources Officer in May, 2018. Prior to that she was Senior Vice President—Chief Human Resources Officer since 2014. Prior to that, she was Managing Director and Chief Human Resources officer for Bank of Montreal Capital Markets between 2012 and 2014. Prior to that, she was Senior Vice President, Human Resources, of BMO Harris Bank, N.A., for more than five years.

        All of the above officers identified in the table devote all of their employment time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr. who is employed by TDS but devotes a portion of his employment time to the affairs of U.S. Cellular.

Codes of Business Conduct and Ethics Applicable to Officers

        As required by the NYSE, U.S. Cellular has adopted a Code of Business Conduct and Ethics for Officers and Directors that also complies with the definition of a "code of ethics" as set by the SEC. In addition, U.S. Cellular has adopted a broad Code of Business Conduct that is applicable to all officers and employees of U.S. Cellular and its subsidiaries. U.S. Cellular intends to satisfy the disclosure requirement regarding any amendment to any of the foregoing codes by posting such information to U.S. Cellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by U.S. Cellular's board of directors or an authorized committee thereof, as applicable, and disclosed in a filing with the SEC. There were no such waivers in 2018.

        The Officer & Director Code of Conduct and the Code of Conduct can both be found on U.S. Cellular's website, www.uscellular.com, Investor Relations, Corporate Governance.

        U.S. Cellular intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to any of the foregoing codes by posting such information to U.S. Cellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by U.S. Cellular's board of directors or an authorized committee thereof, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver. There were no such waivers in 2018.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

What am I being asked to vote on in Proposal 2?

        In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How does the board of directors recommend that I vote on this proposal?

        Your board of directors unanimously recommends a vote FOR the approval of the ratification of PwC.

        We anticipate continuing the services of PwC for the current fiscal year. Representatives of PwC are expected to make a statement at the Annual Meeting and respond to appropriate questions from shareholders.

Is this vote binding on the board of directors?

        This vote is an advisory vote only and, therefore, it will not bind U.S. Cellular or our board of directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the 2019 Annual Meeting.

        Under the Intercompany Agreement with TDS, U.S. Cellular has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing U.S. Cellular's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.

        Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2019, subject to U.S. Cellular's obligations under the Intercompany Agreement.

        Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 2.

 FEES PAID TO PRINCIPAL ACCOUNTANTS

        The following sets forth the aggregate fees (including expenses) billed by U.S. Cellular's principal accountants, PwC, for 2018 and 2017:

	2018	2017
Audit Fees(1)	$2,157,592	$2,470,824
Audit Related Fees(2)	295,373	327,087
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees(5)	$2,452,965	$2,797,911

(1)
Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in U.S. Cellular's Annual Report on Form 10-K ("Form 10-K") and Forms 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.

(2)
Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of U.S. Cellular's financial statements that are not reported under Audit Fees, if any. In 2018 and 2017, this amount represents fees billed for audits of subsidiaries.

(3)
Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.

(4)
Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.

(5)
Amounts do not include fees billed directly to TDS. Although TDS bills U.S. Cellular an overall allocation of cost pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to U.S. Cellular.

        See "Corporate Governance—Audit Committee—Pre-Approval Procedures" above for a description of the Audit Committee's pre-approval policies and procedures with respect to U.S. Cellular's independent registered public accounting firm.

 AUDIT COMMITTEE REPORT

        The Audit Committee is composed of four board of director members who are "independent" as defined by the New York Stock Exchange. The Audit Committee has a written charter that has been approved by the board of directors, a copy of which is available on the website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Audit Committee.

        Management is responsible for U.S. Cellular's internal controls and the financial reporting process. U.S. Cellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. U.S. Cellular's independent registered public accounting firm is responsible for performing an independent audit of U.S. Cellular's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2018, with management, the internal audit staff and representatives of PwC, U.S. Cellular's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to U.S. Cellular during 2018 was compatible with their independence.

        Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2018 be included in U.S. Cellular's Form 10-K for the year ended December 31, 2018.

        In addition to the foregoing report required by SEC rules, the following represents supplemental information voluntarily disclosed by the Audit Committee:

        The Audit Committee holds quarterly regularly scheduled in person meetings along with quarterly teleconferences to review and approve the financial results for the immediately preceding period. The Audit Committee reviews U.S. Cellular's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.

        At its regularly scheduled meetings in 2018, U.S. Cellular's policies and procedures with respect to risk assessment and risk management were reviewed. The overall adequacy and effectiveness of U.S. Cellular's legal, regulatory and ethical compliance programs, including U.S. Cellular's Code of Business Conduct were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee met privately with the senior managers of U.S. Cellular's financial management team, its General Counsel, TDS's Vice President—Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

        The Audit Committee is updated periodically on management's process to assess the adequacy of U.S. Cellular's system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC U.S. Cellular's internal control assessment process and management's assessment as well as PwC's evaluation of U.S. Cellular's system of internal control over financial reporting.

        The Audit Committee evaluates the performance of PwC, including the senior audit engagement team, each year and determines whether to reengage PwC or consider other audit firms, subject to U.S. Cellular's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors' capabilities and the auditors' technical expertise and knowledge of U.S. Cellular's operations and industry. Based on this evaluation, the Audit Committee decided to engage PwC as U.S. Cellular's independent registered public accountants for the year ending December 31, 2019. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, U.S. Cellular anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of U.S. Cellular, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of U.S. Cellular's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on U.S. Cellular's management and PwC.

        By the members of the Audit Committee of the board of directors of U.S. Cellular:

J. Samuel Crowley Chairperson	Harry J. Harczak, Jr.	Gregory P. Josefowicz	Cecelia D. Stewart

 PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I being asked to vote on in Proposal 3?

        We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in this 2019 Proxy Statement pursuant to compensation disclosure rules set forth in Item 402 of Regulation S-K. This vote is required to be submitted to shareholders pursuant to SEC rules adopted under provisions in the Dodd-Frank Act. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.

        U.S. Cellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. U.S. Cellular held a Say-on-Frequency vote at the 2017 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, the U.S. Cellular board of directors adopted a policy to hold the Say-on-Pay vote every year. Accordingly, U.S. Cellular is holding a Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2023 Annual Meeting.

        This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.

How does the board of directors recommend that I vote on this proposal?

        Your board of directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.

        U.S. Cellular believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. U.S. Cellular's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.

        Consistent with these goals, the Chairman and the LTICC have developed and approved an executive compensation philosophy to provide a framework for U.S. Cellular's executive compensation program featuring the policies and practices described in the Compensation Discussion and Analysis.

Is this vote binding on the board of directors?

        The Say-on-Pay vote is an advisory vote only and, therefore, will not bind U.S. Cellular, our board of directors, the Chairman or the LTICC. However, the board of directors, the Chairman and the LTICC will consider the voting results as appropriate when making future decisions regarding executive compensation.

        The results of the Say-on-Pay vote will be disclosed on a Form 8-K.

        Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 3.

EXECUTIVE AND DIRECTOR COMPENSATION

        The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2018.

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis ("CD&A") describes the Company's executive compensation program and explains compensation decisions for the following Named Executive Officers (the NEOs) in 2018:

Named Executive Officer	Position with the Company During 2018
Kenneth R. Meyers	Director, President and Chief Executive Officer
Steven T. Campbell	Director, Executive Vice President—Finance, Chief Financial Officer and Treasurer
Jay M. Ellison	Executive Vice President and Chief Operating Officer
Michael S. Irizarry	Executive Vice President and Chief Technology Officer—Engineering and Information Services
Deirdre C. Drake	Executive Vice President—Chief Human Resources Officer

        The NEOs consist of the Company's principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the foregoing who served as executive officers at the end of 2018.

        LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, receives no compensation directly from U.S. Cellular and is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of the compensation expense incurred by TDS for Mr. Carlson was allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. See the discussion below under "Inter-company Agreement." There is no identification or quantification of the compensation of Mr. Carlson to U.S. Cellular, or of any other allocated expense in this allocation of cost. The allocation of cost is recorded as a single expense by U.S. Cellular. Accordingly, Mr. Carlson is not considered an NEO of U.S. Cellular and the compensation expense incurred by TDS with respect to Mr. Carlson is included in TDS' proxy statement related to its 2019 annual meeting.

        Although U.S. Cellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee (LTICC), as discussed below.

        The non-equity compensation of the President and CEO of U.S. Cellular is approved by the Chairman, LeRoy T. Carlson, Jr., functioning as the compensation committee. The Chairman evaluates the performance of the President and CEO in light of the annual and ongoing objectives for U.S. Cellular and attainment of those objectives, and sets the annual base salary and bonus compensation levels for the President and CEO, and recommends long-term equity compensation to the LTICC for the President and CEO, based on such performance evaluation and compensation principles, as discussed below.

        With respect to the NEOs identified in the Summary Compensation Table other than the President and CEO, the Chairman reviews the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO sets the annual base salary and bonus compensation levels for such NEOs, and recommends long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.

Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	• Tax-Deferred Savings Plan
• Bonus	• Performance Share Units • Stock Options	• Supplemental Executive Retirement Plan ("SERP")	• Welfare Benefits • Pension Plan
• Perquisites

        We use our compensation programs to attract, motivate and retain the executives who lead our Company. Our compensation programs and practices are designed to pay for performance and to align management's interests with those of the Company's shareholders. We believe that our compensation programs help drive Company performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to Company performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation. In 2018, the executive compensation programs were guided by the following principles:

Executive Compensation Process

        The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.

        The Chairman and LTICC also have access to numerous performance measures and financial statistics prepared by U.S. Cellular. The financial information includes the audited financial statements of U.S. Cellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chairman and LTICC also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chairman and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chairman, that determines the elements of compensation for NEOs.

        Annually, the President and CEO recommends the base salaries for the NEOs other than the President and CEO, and the Chairman reviews and approves such base salaries and determines the base salary of the President and CEO. The 2018 rows under column (c), "Salary," in the Summary Compensation Table include the dollar value of base salary earned by the NEOs during 2018, whether or not paid in such year.

        In addition, the President and CEO recommends the annual bonuses for the NEOs other than the President and CEO, and the Chairman reviews and approves such bonuses and determines the bonus of the President and CEO. The 2018 rows under column (d), "Bonus" or column (g), "Non-Equity Incentive Plan Compensation," in the Summary Compensation Table include the dollar value of bonus earned (cash or non-cash) by the NEOs during 2018, whether or not paid in such year.

        The LTICC annually determines long-term equity compensation awards to the NEOs under the U.S. Cellular LTIP, which awards generally have included stock options, performance share units and/or restricted stock units. In addition, NEOs may receive bonus match units as discussed below.

        The NEOs received an award of restricted stock units in 2018 based in part on the achievement of certain levels of individual performance in 2017 as discussed below. The NEOs may also receive bonus match units, as discussed below. Column (e), "Stock Awards," of the Summary Compensation Table includes the aggregate grant date fair value of the restricted stock unit awards, and bonus match unit awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation ("FASB ASC 718"). The grant date fair value of restricted stock units or bonus match units is calculated as the product of the number of shares underlying the award and the closing price of the underlying shares on the date of grant.

        The NEOs also received an award of performance share units in 2018 based in part on the achievement of certain levels of individual performance in 2017 as discussed below. Column (e), "Stock Awards," of the Summary Compensation Table includes the aggregate grant date fair value of the performance share units computed in accordance with FASB ASC 718. The NEOs also received an adjustment of 128.4% to their performance share units granted in 2017. This adjustment was based on performance against the metrics set for the program and certified by the LTICC.

        Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. U.S. Cellular generally grants equity awards other than bonus match units on the first business day in April each year. U.S. Cellular grants bonus match units on the date that annual bonus amounts are paid each year. U.S. Cellular also may grant equity awards during other times of the year as it deems appropriate, such as in connection with a new hire, promotion or retention.

        The Chairman and the LTICC do not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chairman and LTICC evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.

        We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent.    In 2018, the LTICC approved the following equity-based compensation:

  •
  Annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).

  o
  PSUs are paid in Company stock based on the outcome of the performance goals that are set for a one-year performance period, assuming the NEO remains employed through the three year cliff vesting date. The metrics were: Consolidated Total Operating Revenues (weighted 40%), Simple Free Cash Flow (weighted 40%) and Voluntary Postpaid Handset Defections (weighted 20%) for the performance period January 1, 2018 through December 31, 2018. The President and CEO's PSUs include special vesting terms in the event of his separation after June 22, 2019 without cause. See footnote 1 to the Summary Compensation Table below. In addition, special vesting terms may apply to NEOs under the agreement in the event of their termination due to a qualifying retirement, disability or death.

  o
  PSUs awarded in 2018 were adjusted based on performance against the metrics set for this cycle. The LTICC reviewed and certified the results. PSU awards were adjusted by 155.3% in March of 2019.

  o
  The RSUs granted in 2018 are time-vested awards that will be paid in Company stock at the end of the three year holding period, assuming the NEO remains employed through the vesting date. The President and CEO's RSUs include special vesting terms in the event of his separation after June 22, 2019 without cause. See footnote 1 to the Summary Compensation Table below. In addition, special vesting terms may apply to NEOs under the agreement in the event of their termination due to a qualifying retirement, disability or death.

        Incentive Compensation links compensation with goal attainment.    The Chairman and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2018, the Chairman and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awards awarded to NEOs other than the President and CEO.

  •
  The following metrics were used to calculate 60% of the NEO's bonus award, other than for the President and CEO: Consolidated Total Revenues (35% weighting), Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (30% weighting), Consolidated Capital Expenditures (20% weighting), and Customer Engagement (15% weighting).

  •
  The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance measures (30% weighting) were used to calculate 40% of the final bonus award.

        President and CEO Incentive Compensation:    The Chairman, in his sole discretion, determines whether an annual bonus will be payable to the President and CEO for a performance year and, if so, the amount of such bonus. Factors that may be considered by the Chairman in making such determination include the following:

  •
  The level of achievement of the Company, on a short-term and long-term basis, measured against performance objectives and compared with that of peer companies;

  •
  The President and CEO's individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities;

  •
  The total cash compensation paid to CEOs of peer companies, including those which are divisions or subsidiaries of parent companies; and

  •
  Other factors that the Chairman in the exercise of his judgment and discretion determines relevant.

        No single factor shall be determinative and no factor shall be applied mechanically to calculate any portion of the President and CEO's bonus. The entire amount of the bonus is discretionary.

        Fixed compensation (base salary) represents the smallest portion of total target compensation.    The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.

  •
  In 2018, fixed compensation (base salary) represented 12% and variable compensation (annual cash bonus and equity incentives) represented 88% of Mr. Meyers' total target compensation; and

  •
  For the remaining NEOs, 2018 fixed compensation represented 24% (on average) and variable compensation represented 76% (on average) of total target compensation.

        The following chart summarizes total target compensation established for each NEO in 2018:

Summary of 2018 NEO Target Compensation

Named Executive Officer	2018 Annual Base Salary(1)	2018 Annual Incentive Target Value	2018 Long-Term Incentive Award Target Value(2)	2018 Total Target Compensation
Kenneth R. Meyers	$1,051,000	$840,800	$6,303,426	$8,195,226
Steven T. Campbell	$655,000	$393,000	$1,375,500	$2,423,500
Jay M. Ellison	$600,000	$450,000	$1,440,000	$2,490,000
Michael S. Irizarry	$674,000	$370,700	$1,415,400	$2,460,100
Deirdre C. Drake	$460,000	$253,000	$966,000	$1,679,000

(1)
The amounts listed in the column reflect annual base salary effective March 1, 2018 for all NEOs except for Mr. Meyers, whose base salary was adjusted on January 1, 2018 and for Ms. Drake whose base salary was adjusted on March 1, 2018 to $442,000 and then adjusted again on May 22, 2018 to $460,000 in connection with her promotion to Executive Vice President—Chief Human Resources Officer.

(2)
Expressed as the aggregate grant date value of RSUs and PSUs at target.

        The Chairman, and the President and CEO along with the LTICC believe that this approach to our compensation program, along with our market positions and structural competitive advantages, has allowed our Company to continue to be successful in an extremely competitive environment.

Executive Compensation Programs Support U.S. Cellular Goals and Objectives

        U.S. Cellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.

        The objectives of U.S. Cellular's compensation programs for its executive officers generally are to:

  •
  support U.S. Cellular's overall business strategy and objectives;

  •
  attract and retain high quality management;

  •
  link individual compensation with attainment of U.S. Cellular objectives and individual performance goals; and

  •
  provide competitive compensation opportunities consistent with the financial performance of U.S. Cellular.

        The primary financial focus of U.S. Cellular is the increase of long-term shareholder value through growth, measured in such terms as revenues, adjusted earnings before interest, taxes, depreciation and amortization, capital expenditures, customer engagement, simple free cash flow and voluntary postpaid handset defections. Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.

        U.S. Cellular's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of U.S. Cellular, utilizing good governance practices and other best practices. U.S. Cellular's compensation programs are designed to reward for the performance of U.S. Cellular on both a short-term and long-term basis.

        U.S. Cellular's policies establish incentive compensation performance goals for NEOs based on factors over which such officers are believed to have substantial control and which are believed to be important to U.S. Cellular's long-term success. Management believes compensation should be related to the performance of U.S. Cellular and should be sufficient to enable U.S. Cellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, technically all elements of compensation are discretionary, allowing the Chairman and LTICC to consider other facts to ensure alignment with U.S. Cellular's goals. Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

        The Company's philosophy behind its 2018 compensation program was that the program:

  •
  create and reinforce a pay-for-performance culture;

  •
  align management's interests with those of the Company's stockholders;

  •
  attract, retain and motivate superior talent through competitive compensation; and

  •
  provide incentive compensation that promotes performance without encouraging excessive risk taking.

Maintaining Best Practices Regarding Executive Compensation

        The Chairman, the President and CEO and the LTICC maintain policies and procedures for establishing compensation for the Company's executives, including the NEOs, and consider many of these to represent best practices in corporate governance.

What We Do
✓ Pay for Performance: A significant portion of NEO total target compensation is tied to Company performance.	✓ Clawback Policy: The Company may seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted under certain circumstances.
✓ Maximum Payouts on Incentives: Annual cash incentive awards and PSUs are capped at 200%.	✓ Limited Perquisites: We provide few perquisites ("perks") to our Officers.
✓ Independent Compensation Consultant: Willis Towers Watson advises the Company on executive compensation matters.

✓

Independent Long-Term Incentive Compensation Committee: Comprised solely of independent directors who review and approve the long-term equity-based compensation of executive officers. Other executive compensation is approved by U.S. Cellular's Chairman, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of U.S. Cellular.

What We Don't Do

✗

No Hedging or Pledging: Directors, NEOs and other officers are prohibited from hedging, pledging or otherwise encumbering shares of the Company's common stock, including holding shares in a margin account.

✗ No Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
✗ Repricing of Stock Options: Repricing of stock options without stockholder approval is prohibited (except in the event of certain corporate events).

Results of the 2018 Say-on-Pay Vote

        In 2018, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chairman, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2018 annual meeting FOR the Say-on-Pay proposal with respect to 2017 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chairman and President and CEO along with the LTICC believe that it is essential to regularly review the executive compensation program. In 2018, the Chairman and the President and CEO along with the LTICC concluded that the compensation program provides awards that they believe motivate our NEOs to maximize long-term shareholder value and encourage long-term retention. The Chairman, the President and CEO and the LTICC intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.

Changes to Compensation Policies

        There were no changes made to the executive compensation programs in 2018.

Maintaining a Competitive Compensation Program—Benchmarking Compensation Data

        U.S. Cellular does not engage in "benchmarking" as defined by the SEC, which would entail using compensation data about other companies as a reference point—either wholly or in part—to base, justify or provide a framework for a compensation decision. Although U.S. Cellular does obtain, review and consider third-party surveys of market compensation data from Willis Towers Watson, the surveys are used more generally as described below.

        For the NEOs other than the President and CEO, in 2018, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual incentive opportunities and target total cash compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 500 companies.

        When setting long-term incentive awards, the LTICC considers market compensation data provided by Willis Towers Watson as follows:

  •
  The multiples used to calculate the long-term incentive awards granted in 2018 were determined by the LTICC considering a weighting of:

  o
  50% of the total based generally on data from general industry companies (with revenue of $3B to $6B); and

  o
  50% of the total based generally on data from a peer group of telecom and customer focused companies (as identified below).

  •
  The 2018 Custom Peer Group:

  o
  Determined by: 1) revenues that are in a range that is reasonably compared to U.S. Cellular's revenues and 2) has customer satisfaction as a part of its core business strategy.

Avis Budget Group, Inc.	Dr. Pepper Snapple Group, Inc.	Hershey Co.
Columbia Sportswear Co.	Frontier Communications Corp.	J. C. Penney Co.
Crown Castle International Corp.	Hanes Brands, Inc.	Marriott International, Inc.
Darden Restaurants, Inc.	Harley Davidson, Inc.	Wyndham Worldwide Corp.
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
  •
  The multiples that were approved for the NEOs and which are presented in "Long-Term Equity Compensation" below, were generally intended to provide awards at the 60th percentile, considering a historical three-year average multiple.

  o
  This multiple could be increased by approximately 0 - 15% upon recommendation by the President and CEO and approval by the LTICC, after their consideration of individual performance and other relevant factors.

        The Chairman, President and CEO and LTICC compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation of each of the Company's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether the Company's compensation practices fell in line with competitive market data.

        U.S. Cellular believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience of individual executives, and individual performance. In determining executive compensation, the Chairman, President and CEO and LTICC consider all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chairman, President and CEO and LTICC may determine that with respect to any individual it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.

Types and Amounts of NEO Compensation Awarded in 2018

Summary of Executive Compensation Elements

        The Company provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2018. The majority of compensation is at risk to each NEO because the compensation that is actually paid may vary from the target compensation that was established by the Chairman, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment is dependent in significant part upon Company performance and in the case of equity incentives, the value also is dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2018 to each NEO was in the form of equity. Excluding the amounts listed in columns (h) and (i) of the Summary Compensation Table, the following charts show each element of 2018 target NEO compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and for the other NEOs (on average).

        The following chart summarizes the material elements of the Company's 2018 executive compensation programs for NEOs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the chart.

CEO	All Other NEOs

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2018 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention and other factors	Annual base salary increases ranged from 3.9% - 5.5%. Ms. Drake received an additional 4.1% promotional increase in May, 2018
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable cash compensation Percentage of base salary based on the achievement of annual company performance goals, individual performance and the Chairman's assessment of strategic initiatives	To align overall Company performance directly with cash compensation	The target percentage of base salary is determined based on job scope, market data and internal pay equity and other factors Actual payouts based on achievement can range from 0% to 200%	Company performance goals resulted in a 144.3% payout The Chairman's Assessment resulted in a 159.0% payout Individual Performance was paid based on incumbent performance
Performance Share Unit Awards (PSUs)
Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the one-year performance period and released at the end of the three year cliff vesting period (assuming continued employment)

Value of PSUs is variable based on performance and the long-term stock price performance

			To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance Actual payouts based on company achievement of the one-year performance goals and can range from 50% to 200%
One half of the value of the total equity award was granted in the form of PSUs

Based on Consolidated Total Operating Revenues (40%), Simple Free Cash Flow (40%) and Postpaid Handset Voluntary Defections (20%) for the period January 1, 2018 through December 31, 2018

	Restricted Stock Unit Awards (RSUs)	Equity Compensation Time-vested at the end of three year cliff vesting periods (assuming continued employment) Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance	One-half of the value of the total equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2018

Base Salary

        Annually, the Chairman determines the President and CEO's base salary. With respect to the other NEOs, the President and CEO recommends and the Chairman approves annually each such NEO's base salary. In setting 2018 base salary levels, the Chairman and/or President and CEO considered market data, company performance and the individual performance of each NEO. In 2018, each of the NEOs received an annual base salary increase ranging from 3.9% - 5.5%. In addition, Ms. Drake received a promotional increase to her base salary in May, as described below.

        Base salary is determined based on an evaluation of the performance of U.S. Cellular and each NEO and such other facts and circumstances as the Chairman and/or the President and CEO may deem relevant. Some facts and circumstances that are considered in approving base salaries of the NEOs are as follows: U.S. Cellular's status as a public and controlled company, and the fact that U.S. Cellular is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than U.S. Cellular, possess greater resources, possess more extensive coverage areas and more spectrum within some coverage areas, and market other services with their communications services that U.S. Cellular does not offer. The base salary of each NEO is set at a level considered to be appropriate in the subjective judgement of the Chairman and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account the facts and circumstances discussed above. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgement of the Chairman based on the recommendation of the President and CEO that determines the other NEOs' base salaries based on the total mix of information rather than on any specific measures of performance.

NEO Base Salary

Named Executive Officer	2018	2017	% Increase
Kenneth R. Meyers(1)	$1,051,000	$996,000	5.5%
Steven T. Campbell(2)	$655,000	$630,000	4.0%
Jay M. Ellison(2)	$600,000	$570,000	5.3%
Michael S. Irizarry(2)	$674,000	$649,000	3.9%
Deirdre C. Drake(3)	$460,000	$422,000	8.9%

(1)
Mr. Meyers' salary increase was effective on January 1, 2018.

(2)
The base pay adjustments for Messrs. Campbell, Ellison and Irizarry were effective on March 1, 2018.

(3)
Ms. Drake received her annual salary increase on March 1, 2018. Her merit adjustment was 4.8%, which adjusted her base salary to $442,000. She was then promoted on May 22, 2018 and her base salary was increased by an additional 4.1% to $460,000.

Annual Bonus

        The Chairman and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based on the Company's financial results along with the Chairman's assessment of strategic initiatives and individual performance. Annually, the Chairman and/or the President and CEO set the percentage of base salary used to determine each NEOs target bonus, as well as performance goals for the Company.

        In 2018, in connection with her promotion, there was an increase from 50% to 55% of base salary used to determine Ms. Drake's target annual bonus. There were no adjustments to the target bonuses for the other NEOs. The Chairman and the President and CEO believe that the target bonuses were competitive compared to the market data. The target percentage of base salary for each NEO's bonus in 2018 was:

NEO Bonus Targets

Named Executive Officer	Percentage of Base Salary
Kenneth R. Meyers	80%
Steven T. Campbell	60%
Jay M. Ellison	75%
Michael S. Irizarry	55%
Deirdre C. Drake	55%

        For the NEOs other than the President and CEO, the Chairman and the President and CEO set minimum, target and maximum annual company performance goals used to determine 60% of each NEO's 2018 annual bonus award. The goals were based on the following metrics: Consolidated Total Revenues (35% weighting), Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (30% weighting), Consolidated Capital Expenditures (20% weighting), and Customer Engagement (15% weighting). The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance (30% weighting) measures were used to calculate 40% of the final award. The Chairman and the President and CEO believe that these metrics focus executives on maximizing profitability and the customer experience. Under the annual incentive program, the actual annual incentive payouts based on the achievement of performance goals established for the year can range from 0% to 200%.

        The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and required superior performance above target.

        A copy of the annual bonus plan for NEOs was filed with the SEC on a Form 8-K dated February 19, 2018 (the "2018 Executive Officer Annual Incentive Plan"). The President and CEO did not participate in the 2018 Executive Officer Annual Incentive Plan. U.S. Cellular has separate guidelines for awarding bonuses to the President and CEO, as described below.

        The following performance measures were considered for the purposes of the 2018 Executive Officer Annual Incentive Plan.

Company Performance	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Revenues	35%	21%	225%
Consolidated Adjusted EBITDA	30%	18%	225%
Consolidated Capital Expenditures	20%	12%	225%
Customer Engagement	15%	9%	225%

Company Performance	100%	60%	225%
Chairman Assessment on Strategic Initiatives		10%	200%
Individual Performance		30%	150%

Total Overall Plan Weighting and Maximum Target Opportunity		100%	200%

        The Chairman and the President and CEO determined the actual payout that each NEO received under the 2018 Executive Officer Annual Incentive Plan.

        The Chairman determined the bonus to the President and CEO for 2018 performance that was paid in 2019 as follows

        U.S. Cellular established guidelines and procedures for awarding bonuses to the President and CEO. These guidelines and procedures were filed by U.S. Cellular as Exhibit 10.2 to U.S. Cellular's Form 8-K dated August 19, 2014. These guidelines and procedures provide that the Chairman in his sole discretion determines whether an annual bonus will be payable to the President and CEO for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the Chairman in making such determination, including factors that the Chairman in the exercise of his judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the President and CEO. The entire amount of the bonus is discretionary.

        Mr. Meyers' informal target bonus was 80% of his base salary of $1,051,000. The Chairman approved a bonus to Mr. Meyers of $1,280,400 with respect to 2018 performance that was paid in March, 2019. This was approximately 152% of the informal target bonus amount reflecting U.S. Cellular's overall company performance of 144.3% and the Chairman's subjective views regarding Mr. Meyers' contributions to such performance and achievements in 2018.

Company Performance

        The degrees to which company performance measures and objectives were achieved in 2018 are discussed below separately for those that are stated in quantitative terms and for those that are stated in non-quantitative terms.

        For purposes of evaluating and determining compensation levels each year, U.S. Cellular calculates an overall percentage of performance based on measures set forth in its 2018 Executive Officer Annual Incentive Plan.

        The below table shows the calculation of the overall quantitative company performance percentage for 2018 based on the 2018 Executive Officer Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with U.S. Cellular's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items (the "Bonus Metric Amounts"). The below bonus results and targets are intended to reflect the core operating results over which U.S. Cellular officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2018	Final Target for 2018	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula			(b) / (c)					(g) × (h)
Consolidated Total Revenues(1)	$3,967 M	$3,939 M	100.7%	90.0%	110.0%	108.8%	35%	38.1%
Consolidated Adjusted EBITDA(2)	$861 M	$734 M	117.3%	80.0%	120.0%	208.1%	30%	62.4%
Consolidated Capital Expenditures(3)	$515 M	$561 M	91.8%	110.0%	80.0%	151.3%	20%	30.3%
Customer Engagement(4)	4.16	4.19	99.3%	95.0%	110.0%	90.0%	15%	13.5%

Overall Company Performance							100%	144.3%

(1)
This represents total operating revenues determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular's presentation of total operating revenues for external reporting purposes.

(2)
Consolidated Adjusted Earnings before Interest, Taxes, Depreciation and Amortization will not align with the externally reported metric due to an adjustment for U.S. Cellular's equity in earnings of unconsolidated entities, and further adjusted to remove the effects of expenses associated with the annual bonus and performance share unit plans.

(3)
This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of capital expenditures for external reporting purposes, as this may be adjusted for spending efficiency/productivity and for the Bonus Metric Amounts. A lower number is better.

(4)
This represents the performance against the target as measured by the Loyalty Index Score from the annual Customer Engagement Total Experience Survey.

        If a metric does not meet the minimum threshold performance level, generally no bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 225% of the target opportunity for that metric will be funded, for which the maximum aggregate bonus opportunity is 225% of target. As shown above, the minimum threshold was achieved with respect to all of the targets for 2018, but performance was less than maximum performance for all of the targets. As a result, the payout level was interpolated for such target as indicated above based on the formula included in the 2018 Executive Officer Annual Incentive Plan.

        As shown above, the quantitative company performance percentage for U.S. Cellular for 2018 was determined to be 144.3%.

        The assessment of strategic initiatives as determined in the subjective judgment of the Chairman was 159.0%. In arriving at this percentage, the Chairman considered the following accomplishments of U.S. Cellular during 2018:

  •
  exceeded budgeted financial results for Revenue, Operating Cash Flow, Capex, and Free Cash Flow

  •
  obtained 23,000 additional postpaid handset net additions

  •
  continued to drive improvements in cost structure

  •
  negotiated favorable pricing on 5G network equipment

  •
  implemented offerings such as Unlimited with Payback to improve the customer value proposition

Performance Objectives and Accomplishments

        In addition to U.S. Cellular performance, the Chairman, the President and CEO and members of the LTICC consider individual objectives and performance in determining executive compensation. The individual objectives considered by such persons in their evaluation of each of the NEOs other than the President and CEO are almost entirely team objectives of the management group. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives is not formulaic, objective or quantifiable. Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.

U.S. Cellular Corporate Objectives and Accomplishments

        The following summarizes the U.S. Cellular team objectives and accomplishments in 2018. U.S. Cellular's results produced a payout of 144.3% of target for the company performance portion of the 2018 Executive Officer Annual Incentive Plan. U.S. Cellular took actions in furtherance of the following objectives:

  •
  protected and grew the customer base;

  •
  maintained high levels of associate engagement and reduced turnover rates;

  •
  enacted a number of initiatives generating reductions in cash expenditures; and

  •
  effectively managed Vice President transitions and continued the development of the Vice President team for future senior level succession planning.

        Mr. Meyers was the principal executive officer of U.S. Cellular and supervised and guided all of the business and affairs of U.S. Cellular in 2018. As a result, Mr. Meyers is primarily responsible for the performance of U.S. Cellular. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements. The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chairman in his subjective judgment which, in the case of NEOs other than the President and CEO, considers the recommendation of the President and CEO. This individual performance assessment for 2018 is used as a factor in determining the amount of the cash bonus for 2018 performance paid in 2019 and the value of equity awards granted in 2019.

        The following shows certain considerations relating to compensation paid in 2018 to the NEOs:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Position at U.S. Cellular	Director and President and Chief Executive Officer	Director and Executive Vice President-Finance, Chief Financial Officer and Treasurer	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Technology Officer—Engineering and Information Services	Executive Vice President—Chief Human Resources Officer
Responsibilities at U.S. Cellular for above position	Primary responsibility for operations and performance as CEO

Accounting and financial reporting, credit and collections, financial planning and analysis, strategic planning, intercarrier business, real estate and site services, supply chain, treasury and regulatory matters

			All matters related to sales, marketing and customer service	All information systems and technological operations including wireless towers, network build-outs, network operations and technological advancements	All matters related to human resources
Date or Year Appointed to Current Title	2013	2007	2017	2011	2018
Year(s) Included as Named Executive Officer at U.S. Cellular (since table was implemented in 2007)	2007 and 2013 to present	2007 to present	2007 - 2009 and 2013 to present	2007 to present	2014 to present
Period(s) Employed at U.S. Cellular	1987 to 2006 and 2013 to present	2005 to present	2000 to 2009 and 2013 to present	2002 to present	2014 to present

Agreements with Executive Officers

        U.S. Cellular and Kenneth R. Meyers are parties to a letter agreement dated July 25, 2013 relating to his appointment as President and CEO effective June 22, 2013 (the "Meyers Letter Agreement"). In general, this addressed compensation to Mr. Meyers for 2013, and includes provisions relating to annual equity awards in subsequent years, retiree medical/life insurance benefits and a related tax gross-up, and severance (pursuant to which Mr. Meyers would be entitled to his then current annual base salary in the event that U.S. Cellular terminates Mr. Meyers' employment involuntarily without cause prior to June 22, 2019). See Footnote (1) to the Summary Compensation Table for further details.

        Effective May 1, 2018, U. S. Cellular entered into a retention agreement (Retention Agreement) with each of (i) Steven T. Campbell, Executive Vice President—Finance, Chief Financial Officer and Treasurer, and (ii) Jay M. Ellison, Executive Vice President and Chief Operating Officer. Pursuant to the Retention Agreement, each executive will be eligible to receive a bonus for the year of his retirement that is no less than the executive's target bonus, pro-rated to reflect the period of the executive's employment during the bonus year, his company car and a three year post-retirement consulting arrangement with an annual consulting fee in the amount of $270,000 per year, subject to the conditions as set forth in the Retention Agreement. These conditions include the executive providing the Company with at least one year prior written notice of his intent to retire, with such notice issued no earlier than September 30, 2018, and satisfaction of the Confidentiality, Non-Solicitation and Non-Competition Agreement included with the Retention Agreement. Copies of the agreements were filed with the SEC on a Form 8-K dated May 1, 2018.

        Effective May 22, 2018, U.S. Cellular entered into a letter agreement with Deirdre C. Drake, Executive Vice President—Chief Human Resources Officer, pursuant to which Ms. Drake is eligible to receive, among other things, (i) an annual base salary of $460,000 per year; (ii) an annual bonus program target of 55% of her annual base salary; and (iii) an additional Restricted Stock Unit award and a Performance Share Unit award target opportunity with the effect of treating Ms. Drake at the Executive Vice President level for 2018. A copy of the agreement was filed with the SEC on a Form 8-K dated May 22, 2018.

        The Company does not have any currently applicable employment agreements with Michael S. Irizarry.

Annual Cash Compensation

Base Salary:

        The following shows certain information relating to base salary in 2018 for Kenneth R. Meyers.

	Kenneth R. Meyers
2017 Annual Base Salary per Summary Compensation Table for 1/1/2017 to 12/31/2017:		$996,000
2018 Annual Base Salary per Summary Compensation Table for 1/1/2018 to 12/31/2018:		$1,051,000
$ Increase in Annual Base Salary:		$55,000
% Increase in Annual Base Salary:		5.5%
Range per 2017 Willis Towers Watson survey (50th to 75th percentile):	$ $	800,000 to 955,000

        Effective January 1, 2018, Mr. Meyers' base salary was increased to $1,051,000 which is above the 75th percentile of the range. This was the level considered to be appropriate in the subjective judgment of the Chairman.

        The following shows certain information relating to base salary in 2018 for the other NEOs:

	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Base Salary level 3/1/17 - 2/28/18	$630,000	$570,000	$649,000	$422,000
Base Salary level 3/1/18 - 5/22/18	$655,000	$600,000	$674,000	$442,000
Base Salary level 5/22/18 - 2/28/19	$655,000	$600,000	$674,000	$460,000
2018 Base Salary per Summary Compensation Table for 1/1-18 - 12/31/18	$650,400	$594,500	$669,400	$449,000
$ Increase in Base Salary on 3/1/2018	$25,000	$30,000	$25,000	$20,000
% Increase in Base Salary on 3/1/2018	4.0%	5.3%	3.9%	4.8%
$ Increase in Base Salary on 5/22/2018	N/A	N/A	N/A	$18,000
% Increase in Base Salary on 5/22/2018	N/A	N/A	N/A	4.1%

        Ms. Drake received both an annual increase effective March 1, 2018 and a promotional increase effective May 22, 2018.

        The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis as described below.

        Bonus:    The following table sets forth the amounts paid to each NEO for the 2018 annual cash incentive awards (paid in 2019) (the below amounts may be rounded):

		Formula	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	2018 base salary earnings		$1,051,000	$650,400	$594,500	$669,400	$449,000
b	Target bonus percentage		80%	60%	75%	55%	55%

c	Target bonus	a × b	$840,800	$390,240	$445,875	$368,170	$246,950

d	Percentage of 2018 target bonus based on company performance		N/A	60%	60%	60%	60%

e	Target bonus for company performance	c × d	N/A	$234,144	$267,525	$220,902	$148,170

f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2018	e × 144.3%	N/A	$337,870	$386,039	$318,762	$213,809

	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on assessment of strategic initiatives in 2018 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (159.0%)	c × 10% × 159.0%	N/A	$62,048	$70,894	$58,539	$39,265
h	Amount of discretionary bonus based on individual performance and rounding		N/A	$172,082	$193,067	$154,699	$106,926
i	Amount of bonus award to President and CEO		$1,280,400	N/A	N/A	N/A	N/A

j	Subtotal of amount reported under "Bonus" column	g + h + i	$1,280,400	$234,130	$263,961	$213,238	$146,191
k	Total bonus for 2018 performance paid in 2019 (sum of amount reported under "Non-Equity incentive Plan Compensation" column and amount reported under "Bonus" column)	f + j	$1,280,400	$572,000	$650,000	$532,000	$360,000

        The entire amount of the bonus paid to Mr. Meyers is included under the "Bonus" column in the Summary Compensation Table because the determination of the amount of the bonus to the President and CEO was not formulaic.

        Total Cash Compensation:    The following table shows information relating to total cash compensation in 2018.

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Base Salary in 2018 (3/1/18 - 2/28/19)	$—	$655,000	$600,000	$674,000	$460,000
Base Salary in 2018 (1/1/18 - 12/31/18)	$1,051,000	—	—	—	—
2018 Bonus Paid in 2019	$1,280,400	$572,000	$650,000	$532,000	$360,000

Total Cash Compensation in 2018	$2,331,400	$1,227,000	$1,250,000	$1,206,000	$820,000

Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,375,000	$860,000	$950,000	$520,000	$530,000
50th percentile	$1,685,000	$1,010,000	$1,185,000	$695,000	$630,000
75th percentile	$2,060,000	$1,195,000	$1,475,000	$920,000	$755,000

        The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's base salary for the period March 1, 2018 (or in the case of Ms. Drake, May 22, 2018) through February 28, 2019, rather than the amount reported in the Summary Compensation Table.

        The total compensation of the above officers is believed to be within the range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgement of the Chairman and the President and CEO.

Long-Term Equity Compensation

        The Chairman and the President and CEO, along with the LTICC, believe that equity awards both align management's interests with those of stockholders and reinforce a pay-for-performance culture. The 2018 target equity-based compensation represented 66% of Mr. Meyers' and 50% (on average) of the other NEOs' total target compensation.

        Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.

        The annual long-term compensation awards in 2018 were made under U.S. Cellular's 2013 Long-Term Incentive Plan ("2013 LTIP"). The awards to the NEOs were granted on April 2, 2018. The target long-term incentive award value of each NEO's 2018 equity-based awards and was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs:

2018 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2018 Equity Award
Kenneth R. Meyers	$6,303,426
Steven T. Campbell	$1,473,750
Jay M. Ellison	$1,560,000
Michael S. Irizarry	$1,516,500
Deirdre C. Drake	$961,024

        Under the 2013 LTIP, U.S. Cellular is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.

        Although the LTICC has the discretion to grant various types of awards, it historically had granted stock options and restricted stock units. Starting in 2017, the LTICC approved a change to the U.S. Cellular long-term incentive compensation program. The program now awards 50% of the target long-term incentive award in PSUs and 50% of the award in RSUs. In addition, NEOs may receive employer stock match awards in connection with deferred bonus as described below under "Information Regarding the 2018 Nonqualified Deferred Compensation."

        Based in part on information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's March 1, 2018 base salary times the NEO's performance multiple for 2018, divided by the Company's closing share price on March 29, 2018 (i.e., the first business day preceding the April 2, 2018 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded to the closest whole unit. The number of units awarded to the President and CEO is based on information as set forth in the table below.

        Performance Share Units:    In 2018, one-half of the total target long-term incentive award value granted to the NEOs was made in the form of PSUs. The PSUs will be settled in shares of the Company's common stock based on Company achievement against Consolidated Total Operating

Revenues (weighted 40%), Simple Free Cash Flow (weighted 40%) and Postpaid Handset Voluntary Defections (weighted 20%) goals during the cumulative performance period from January 1, 2018 through December 31, 2018, with payout ranging from 50% - 200% of the target award based on performance. The performance adjustment will be made in 2019 based on certification of the performance results by the LTICC. Shares subject to the award, as adjusted, will be paid following the April 2, 2021 vesting date, assuming the NEO remains employed with the company through that date.

Performance share unit performance for 2018

        Below are the three performance share unit metrics along with the potential number of shares that would be issued to all award recipients in the aggregate under the PSUs granted in 2018 based on the performance as of December 31, 2018. The final determination of performance will be made by the LTICC.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Payout (as a % of Target)(1)
Simple Free Cash Flow	69,554	139,108	278,216	200.0%
Consolidated Total Operating Revenues	69,554	139,108	278,216	107.0%
Postpaid Handset Voluntary Defections	34,777	69,554	139,108	162.7%

	173,885	347,770	695,540

(1)
Represents December 31, 2018 assessed probability of achieving the performance targets. Final determination of payout will be based on actual results. Actual payout as a percentage of target could differ from that projected in the table above depending on final approved achievement of the performance measures. At December 31, 2018, the expectation of final approved performance at December 31, 2018 was more than the Target but less than Maximum for the 2018 grants.

        On March 12, 2019, the performance was reviewed against the set metrics and was certified by the LTICC. The certified aggregate performance attainment was 155.3%. The number of shares is now fixed and such shares will vest on April 2, 2021, assuming continued employment by the award holders.

Metric	Target (100% Payout)	Payout% Achieved	Revised Award*
Simple Free Cash Flow	139,108	200.0%	278,207
Consolidated Total Operating Revenues	139,108	107.0%	148,846
Postpaid Handset Voluntary Defections	69,554	162.7%	113,164

Total Performance Share Units	347,770	155.3%	540,217

*
there may be a small variance due to rounding

        The following summarizes the March 12, 2019 adjustment of the 2018 performance share unit awards granted to the following NEOs and all other employees.

Officer	Target Award Reported for 2018(1)	Adjustment above Target(2)	Total Award for 2018
Kenneth R. Meyers	78,420	43,398	121,818
Steven T. Campbell	18,335	10,146	28,481
Jay M. Ellison	19,408	10,740	30,148
Michael S. Irizarry	18,867	10,441	29,308
Deirdre C. Drake	12,018	6,651	18,669
All Others	200,722	111,071	311,793

Total	347,770	192,447	540,217

(1)
Column (e), "Stock Awards" of the 2018 Summary Compensation Table includes the aggregate grant date fair value of these performance share unit awards in 2018, and these share amounts are reported in the 2018 Grants of Plan-Based Awards Table.

(2)
Column (e), "Stock Awards" of the 2019 Summary Compensation Table in the 2020 proxy statement will include the aggregate date fair value of the additional shares attributable to the adjustment in 2019, and these additional shares will be reported in the 2019 Grants of Plan-Based Awards Table in the 2020 proxy statement.

        Restricted Stock Units:    One-half of the total target long-term incentive award value was granted to the NEOs in 2018 in the form of RSUs. The RSUs will cliff vest at the end of the three year period on April 2, 2021 assuming the NEO remains employed through that date.

        The awards granted to Kenneth R. Meyers include different terms that were negotiated as part of the Meyers Letter Agreement. See footnote (1) to the Summary Compensation Table.

        The target values in the tables below are calculated by U.S. Cellular using the formulas described above considering information provided by Willis Towers Watson. These are not the same as the accounting values that are recorded pursuant to the requirements of FASB ASC 718, as reported elsewhere in this Proxy Statement.

        As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on April 2, 2018 to the persons below who were NEOs. Additionally, Ms. Drake received an additional one-time award that is included below (the amounts may be rounded):

		Formula	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	March 1, 2018 Base Salary		$655,000	$600,000	$674,000	$442,000
b	Performance Multiple		2.25	2.60	2.25	1.60
c	Closing stock price on March 29, 2018		$40.19	$40.19	$40.19	$40.19
d	Long Term Incentive Target Value	a × b	$1,473,750	$1,560,000	$1,516,500	$707,200
e	PSU Target Value	d × 50%	$736,875	$780,000	$758,250	$353,600
f	PSUs Granted (rounded)	e / c	18,335	19,408	18,867	8,798
g	RSU Target Value	d × 50%	$736,875	$780,000	$758,250	$353,600
h	RSUs Granted (rounded)	g / c	18,335	19,408	18,867	8,798
	One-time PSU Award(1)		—	—	—	$3,220
	One-Time RSU Award(1)		—	—	—	$3,220

(1)
This award was granted to Ms. Drake in connection with her promotion to Executive Vice President—Chief Human Resources Officer, effective May 22, 2018. This award supplemented the award Ms. Drake received on April 2, 2018 with the annual grant.

        The approach for granting long-term incentive awards to Kenneth R. Meyers differed from the above approach for the other NEOs. The following performance share units and restricted stock unit awards were granted to Mr. Meyers on April 2, 2018 using the formula outlined below (the amounts may be rounded):

		Formula	Kenneth R. Meyers
a	Long Term Incentive Target Value based on information from Willis Towers Watson		$4,711,080
b	Total Award Adjustment 133.8% based on 2017 Company Performance (70.5%); Chairman Assessment (15.3%); Individual Assessment (48.0%)		$6,303,426
c	Closing stock price on March 29, 2018		$40.19
d	PSU Target Value	b × 50%	$3,151,713
e	PSUs Granted (rounded)	d / c	78,420
f	RSU Target Value	b × 50%	$3,151,713
g	RSUs Granted (rounded)	f / c	78,420

        If a recipient of an award under the 2013 LTIP enters into competition with, or misappropriates confidential information of, U.S. Cellular or any affiliate thereof, including TDS and its affiliates, or the recipient's employment with U.S. Cellular or any affiliate thereof is terminated on account of the NEO's negligence or willful misconduct, then such award shall terminate and be forfeited. In addition, the 2013 LTIP provides that the LTICC may impose other conditions on an award, and pursuant thereto, certain awards under the plan have been granted subject to forfeiture in the event of the NEO's violation of non-solicitation and non-disparagement agreements.

        The 2013 LTIP and related award agreements provide various rights upon resignation, retirement, special retirement, disability, death, or other termination or separation from service, and upon a change in control. These details are summarized in the Table of Potential Payments upon Termination or Change in Control.

The 2013 LTIP:

  •
  Provides that if an outstanding award expires or terminates unexercised or is canceled or forfeited, or if shares are delivered to U.S. Cellular to pay the exercise price or to satisfy tax withholding with respect to an award, then the shares subject to such award would again be available under the plan.

  •
  Does not have a provision automatically replenishing the shares available under the plan without shareholder approval, known as an "evergreen" provision.

  •
  Broadly prohibits, without shareholder approval and other than in connection with certain business transactions, "repricings," including the reduction of the exercise price of an outstanding stock option or the base price of an outstanding SAR or the cash buyout of underwater stock options.

  •
  Historically has permitted officers to pay for the shares of common stock to be purchased pursuant to the exercise of a stock option by authorizing the Company to withhold whole shares of common stock which would otherwise be delivered ("share netting"). On November 29, 2018, U.S. Cellular's Board of Directors approved a plan amendment which, effective for exercises of stock options occurring on or after November 29, 2018 (including exercises with respect to stock options granted prior to November 29, 2018) also allows non-officers to exercise their stock options via share netting.

        Notwithstanding any other provision in the 2013 LTIP or any agreement, in the event of a 2013 LTIP Change in Control (as described below), the board of directors may, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP as it deems appropriate. Generally, a "2013 LTIP Change in Control" is defined in the 2013 LTIP as: (i) an acquisition by a person or entity of 25% or more of the combined voting power of the then outstanding securities of U.S. Cellular entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of U.S. Cellular; or (iv) approval by the shareholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

Analysis of Compensation

        The following table identifies the percentage of each element of total compensation of each of the NEOs, based on the Summary Compensation Table for 2018:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Salary	12.2%	23.7%	20.9%	24.3%	25.1%
Bonus	14.9%	8.5%	9.3%	7.7%	8.2%
Stock Awards	71.6%	52.0%	53.1%	53.1%	51.5%
Stock Options	0.0%	0.0%	0.0%	0.0%	0.0%
Non-Equity Incentive Plan Compensation	0.0%	12.3%	13.6%	11.6%	11.9%
Other	1.3%	3.5%	3.1%	3.3%	3.3%

	100.0%	100.0%	100.0%	100.0%	100.0%

        As indicated in the Summary Compensation Table, Mr. Meyers' total compensation for 2018 was $8,600,136 and the total compensation for 2018 of the other NEOs ranged from a high of $2,840,709 to a low of $1,789,380. Accordingly, Mr. Meyers' total compensation for 2018 is approximately 3.0 times the total compensation of the next highest compensated NEO with respect to 2018.

        U.S. Cellular recognizes that it needs to, and believes that it should, compensate the President and CEO at a level that considers the compensation of presidents and chief executive officers of similar companies. U.S. Cellular believes that this is necessary to attract and retain a highly qualified person to serve as President and CEO and to compete successfully against other companies. U.S. Cellular also recognizes that it needs to, and believes that it should, compensate the other NEOs at levels that reflect the compensation of similarly situated positions at similar companies in order to attract and retain high quality persons for such positions at U.S. Cellular.

CEO Pay Ratio

        The Chairman and the LTICC reviewed a comparison of our President and CEO's annual total compensation in fiscal year 2018 to that of all other Company employees for the same period.

        Our calculation includes all active employees as of December 31, 2018.

        We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2018; ranking the annual salaries/wages of all employees except for the President and CEO from lowest to highest; and then identifying the median employee.

        The annual total compensation for fiscal year 2018 for our President and CEO was $8,600,136 and for the Median Employee was $51,979. The resulting ratio of our CEO's pay to the pay of our Median Employee for fiscal year 2018 is 165.5 to 1.

Other Benefit Plans Available to NEOs

        The Chairman believes that U.S. Cellular's maintenance of the below-described plans is consistent with competitive pay practices, and is an important element in attracting and retaining talent in a competitive market.

        The NEOs participate in certain benefit plans, as described below.

Deferred Salary and Bonus:

        The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. The entire amount of the salary earned is reported in the Summary Compensation Table in column (c) under "Salary," whether or not deferred. The entire amount of the bonus earned is reported in column (d) under "Bonus" or in column (g) under "Non-Equity Incentive Plan Compensation," whether or not deferred. Pursuant to the plan, the NEO's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. As required by SEC rules, column (h) in the Summary Compensation Table includes the portion of any interest that exceeded that calculated utilizing the rate specified by the IRS which is 120% of the applicable federal long-term rate, with compounding (such specified rate, the "AFR"), at the time each monthly interest rate was set. The deferred compensation account of an NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.

        The NEO is always 100% vested in, and entitled to receipt upon termination, of all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

Deferred Bonus under the Long-Term Incentive Plan:

        In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are permitted to defer some or all of their bonuses pursuant to deferred bonus compensation agreements under the 2013 LTIP (and previously under the 2005 Long-Term Incentive Plan ("2005 LTIP"), as discussed below). The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under "Bonus" or in column (g) under "Non-Equity Incentive Plan Compensation," whether or not deferred. Deferred bonus under the long-term incentive plan will be deemed invested in phantom U.S. Cellular Common Shares. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO.

        Pursuant to the 2013 LTIP, each officer may elect to defer all or a portion of his or her annual bonus. U.S. Cellular will allocate a stock unit match award to the employee's deferred compensation account in an amount equal to the sum of (i) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (ii) 331/3% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The stock unit match awards will be deemed invested in phantom U.S. Cellular Common Shares and will vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement or death or if the executive suffers permanent disability prior to his or her separation. The treatment of the stock unit match awards in the event of a termination or change in control is further discussed in the below Table of Potential Payments upon Termination or Change in Control.

U.S. Cellular 2005 Long-Term Incentive Plan

        Under the 2005 LTIP, U.S. Cellular was previously authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus. At the 2013 annual meeting, U.S. Cellular shareholders approved the 2013 LTIP that replaced the 2005 LTIP for awards granted after the date of such approval on May 14, 2013.

        No additional awards will be granted under the 2005 LTIP. Only stock options are outstanding under the 2005 LTIP. These awards were subject to vesting periods specified at the time of grant and are now fully vested.

        This plan and related award agreements provide various rights upon resignation, retirement, special retirement, disability, death, or other termination or separation from service.

        This plan also prohibits, without shareholder approval, a "repricing" involving the reduction of the exercise price of an outstanding stock option.

        This plan historically permitted officers to pay for the shares of common stock to be purchased pursuant to the exercise of a stock option by authorizing the Company to withhold whole shares of common stock which would otherwise be delivered ("share netting"). On November 29, 2018, U.S. Cellular's Board of Directors approved a plan amendment which, effective for exercises of stock options occurring on or after November 29, 2018 (including exercises with respect to stock options granted prior to November 29, 2018) also allows non-officers to exercise their stock options via share netting.

        Notwithstanding any other provision in the 2005 LTIP or any agreement, in the event of a 2005 LTIP Change in Control (as described below), the board of directors may, but will not be required to, make such adjustments to outstanding awards under the 2005 LTIP as it deems appropriate. Generally, a "2005 LTIP Change in Control" is defined in the 2005 LTIP as: (i) an acquisition by a person or entity of 25% or more of the combined voting power of the then outstanding securities of U.S. Cellular entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of U.S. Cellular; or (iv) approval by the shareholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

        Because awards outstanding under the 2005 LTIP are fully vested, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

SERP

        Each of the NEOs participates in a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan. The SERP is unfunded. The amount of the SERP contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), "All Other Compensation." Participants are credited with interest on balances of the SERP. Pursuant to SEC rules, column (h) of the Summary Compensation Table includes any portion of interest earned under the SERP that exceeded that calculated using the AFR at the time the rate was set.

        A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. The balance of the SERP as of December 31, 2018 for each NEO is set forth in the "Nonqualified Deferred Compensation" table below.

Perquisites

        U.S. Cellular does not provide significant perquisites to its NEOs. U.S. Cellular has no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, U.S. Cellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites. See note (i) under "Explanation of Columns" under the Summary Compensation Table below for information about perquisites provided to the NEOs.

Tax-Deferred Savings Plan

        TDS sponsors the Tax-Deferred Savings Plan, a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including U.S. Cellular. Employees contribute amounts from their compensation and U.S. Cellular makes matching contributions in part. U.S. Cellular makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Employees have the option of investing their contributions and U.S. Cellular's contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined. The amount of the matching contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), "All Other Compensation."

        Under the TDS Tax-Deferred Savings Plan, employees are always fully vested in their employee contributions, but are subject to a two year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service) for employer matching contributions. Each calendar year in which an employee completes at least 1,000 hours of service with TDS and its affiliates (including the year they were hired), they will earn one year of vesting service. Vesting in employer matching contributions is not accelerated upon a change in control or termination event, except a termination by reason of death, total and permanent disability, or after an employee attains age 65. The vested portion of an employee's account becomes payable following the employee's termination of employment (a) as a lump sum (full or partial) or (b) in a series of annual or more frequent installments. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.

Pension Plan

        TDS sponsors a tax-qualified noncontributory defined contribution Pension Plan for the eligible employees of TDS and its participating subsidiaries, including U.S. Cellular. Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula, and are funded annually by TDS and its participating subsidiaries. The TDS Pension Plan is designed to provide retirement benefits for eligible employees of TDS and its participating subsidiaries. The amount of the contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), "All Other Compensation."

        Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service). Each calendar year in which an employee completes at least 1,000 hours of service with TDS and its affiliates (including the year they were hired), they will earn one year of vesting service. Vesting is not accelerated upon a change in control or termination event, except a termination of employment due to death, a total and permanent disability or after the employee has attained his or her Early or Normal Retirement Date as defined in the plan. The vested portion of an employee's account becomes payable following the employee's termination of employment as (a) an annuity or (b) a lump sum payment. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all eligible employees of participating employers (subject to certain restrictions for non-U.S. Cellular employees hired after December 31, 2014), and benefits are not enhanced upon any termination (except due to death, a total and permanent disability or after the employee has attained his or her Early or Normal Retirement Date) or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Health and Welfare Benefits

        TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including U.S. Cellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Impact of Accounting and Tax Treatments of Particular Forms of Compensation

        The Chairman and the LTICC consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation for U.S. Cellular executive officers. The Chairman and the LTICC consider the accounting treatments primarily to be informed and to confirm that Company personnel understand and recognize the appropriate accounting that will be required with respect to compensation.

        U.S. Cellular places more significance on the tax treatments of particular forms of compensation, because these may involve actual cash expense to the Company or the executive.

        Subject to certain exceptions, Section 162(m) of the Internal Revenue Code provides a one million dollar annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's principal executive officer and certain other executive officers of the corporation. However, the Tax Cuts and Jobs Act eliminated the performance-based compensation exception to Section 162(m) (with an exception for certain compensation paid under contracts in effect on November 2, 2017 that are not materially modified). As a result, unless subject to the exception, compensation paid to U.S. Cellular's covered executive officers in excess of $1 million per year generally will not be deductible, even if it is performance-based. U.S. Cellular believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, although U.S. Cellular considers the deductibility of particular forms of compensation, U.S. Cellular expects to approve elements of compensation that are consistent with the objectives of our executive compensation program, even though annual compensation in excess of $1 million per covered executive officer generally will not be deductible.

        U.S. Cellular generally does not have any arrangements with its executive officers pursuant to which it has agreed to "gross-up" payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain reimbursements related to Mr. Meyers' retiree medical benefits as discussed below and certain perquisites.

Policy on Stock Ownership by Executive Officers

        U.S. Cellular does not have a formal policy relating to stock ownership by executive officers.

Anti-Hedging and Anti-Pledging

        TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to U.S. Cellular's executive officers, provides that persons subject to such policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or U.S. Cellular.

Compensation Committee Report

        The Chairman, the President and CEO and the members of the U.S. Cellular board of directors oversee U.S. Cellular's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.

        In reliance on the review and discussions referred to above, the persons whose names are listed below recommended to the board of directors the CD&A be included in U.S. Cellular's Form 10-K for the year ended December 31, 2018 and Proxy Statement related to the 2019 Annual Meeting.

        The CD&A report is submitted by LeRoy T. Carlson, Jr., who functions as the compensation committee, except with respect to long-term equity-based compensation and by the members of the LTICC, which has responsibility with respect to long-term equity-based compensation.

        Because U.S. Cellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above CD&A is submitted by each member of the board of directors: LeRoy T. Carlson, Jr. (Chairman), Steven T. Campbell, Walter C. D. Carlson, J. Samuel Crowley, Ronald E. Daly, Harry J. Harczak, Jr., Gregory P. Josefowicz, Kenneth R. Meyers, Peter L. Sereda, Cecelia D. Stewart and Kurt B. Thaus.

Compensation Risks

        U.S. Cellular does not believe that risks arising from U.S. Cellular's compensation policies and practices for its employees, including executive and non-executive officers, are reasonably likely to have a material adverse effect on U.S. Cellular. Representatives of U.S. Cellular conduct an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company's NEOs. In 2018, these representatives reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. The following risk-mitigating design features have been incorporated into the Company's programs:

  •
  The Company uses multiple and diverse performance metrics in incentive plans;

  •
  The upside on payout potential is capped for both short-term and long-term incentives;

  •
  The majority of an executive's total compensation mix is not derived from a single component of compensation;

  •
  The Company maintains a policy prohibiting hedging and pledging; and

  •
  Short-term and long-term incentive arrangements include clawback provisions.

        As described throughout our CD&A, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

        Similar to compensation of NEOs, non-executive officers and director-level employees are compensated using a mix of short and long-term compensation. Each such employee receives a substantial portion of compensation in the form of a fixed salary, which does not encourage any risk taking, and may receive a portion of compensation as long-term incentive compensation, which discourages short-term risk taking.

Compensation Tables

Summary of Compensation

        The following table summarizes the compensation paid by U.S. Cellular to the NEOs for 2018, 2017 and 2016. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the U.S. Cellular stock price and other factors.

2018 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Kenneth R. Meyers(1)	2018	$1,051,000	$1,280,400	$6,156,728	—	—	$24,448	$87,560	$8,600,136
President and Chief	2017	$996,000	$1,066,100	$5,641,045	—	—	$28,490	$80,722	$7,812,357
Executive Officer	2016	$948,000	$1,007,200	$2,656,905	$2,634,164	—	$26,056	$79,508	$7,351,832
Steven T. Campbell(2)(4)	2018	$650,400	$234,130	$1,423,896	—	$337,870	$2,450	$91,780	$2,740,526
Executive Vice	2017	$626,333	$215,192	$1,401,926	—	$264,808	$4,566	$82,471	$2,595,297
President-Finance, Chief Financial Officer and Treasurer	2016	$605,000	$203,924	$889,878	$693,974	$286,076	$3,549	$81,184	$2,763,585
Jay M. Ellison(3)(4)	2018	$594,500	$263,961	$1,507,226	—	$386,039	$878	$88,105	$2,840,709
Executive Vice	2017	$566,833	$237,128	$1,465,724	—	$299,572	$1,306	$82,788	$2,653,352
President and Chief Operating Officer	2016	$548,167	$225,929	$931,895	$726,534	$324,071	$688	$80,082	$2,837,366
Michael S. Irizarry(3)	2018	$669,400	$213,238	$1,465,212	—	$318,762	$3,469	$88,685	$2,758,766
Executive Vice President and	2017	$645,333	$201,092	$1,444,236	—	$250,108	$6,677	$81,616	$2,629,062
Chief Technology Officer—Engineering and Information Services	2016	$623,917	$194,569	$917,675	$715,680	$270,431	$5,402	$86,208	$2,813,883
Deirdre C. Drake(3)(5)	2018	$449,000	$146,191	$921,404	—	$213,809	$289	$58,687	$1,789,380
Executive Vice President and	2017	$419,500	$118,201	$667,808	—	$147,799	$286	$48,041	$1,401,635
Chief Human Resources Officer	2016	$404,167	$114,415	$423,609	$330,388	$159,585	—	$44,615	$1,476,779

(a)
Includes the following named executive officers: all individuals serving as U.S. Cellular's principal executive officer; principal financial officer; and the three most highly compensated executive officers. The determination as to which executive officers are most highly compensated is made by reference to total compensation in column (j) reduced by column (h).

(b)
For additional details see Statements filed with the SEC on Schedule 14A dated April 10, 2018, April 11, 2017 and April 12, 2016.

(c)
Represents the dollar value of base salary earned by the NEO during the fiscal year. Kenneth R. Meyers deferred a portion of his salary in 2018, all of which salary is included in column (a) whether or not deferred. Mr. Meyers deferred $146,302 of his 2018 salary to an interest-bearing account. See "Information Regarding the 2018 Nonqualified Deferred Compensation" below for further details.

(d)
Represents the dollar value of bonus earned by the NEO during the fiscal year. The entire amount of bonus, including any amount deferred, is included in the Summary Compensation Table. See "Information Regarding the 2018 Nonqualified Deferred Compensation" for further information.

The following summarizes the bonus amount in the 2018 row in the Summary Compensation Table for the NEOs who were paid a bonus in 2019 for 2018 performance:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Bonus paid in 2019 for 2018 Performance	$1,280,400	$572,000	$650,000	$532,000	$360,000
Less amount reported as Non-Equity Incentive Plan Compensation for 2018	N/A	337,870	386,039	318,762	213,809

Total Amount reported as Bonus for 2018	$1,280,400	$234,130	$263,961	$213,238	$146,191

  Kenneth R. Meyers was the only NEO who deferred a portion of his bonus for 2017 performance paid in 2018. The following is a summary of that deferral:

Kenneth R. Meyers
Total 2017 Bonus Paid in 2018:	$1,066,100
Percentage Deferred:	50%
Amount Deferred:	$533,050
Amount Deferred to Interest Account (25%):	$266,525
Amount Deferred to USM Phantom Stock (25%):	$266,525
Number of Underlying USM Common Shares for Deferred Bonus:	6,545
Company Match:	$66,631
Number of Underlying USM Common Shares for Company Match:	1,636

  Kenneth R. Meyers elected to defer 25% of his bonus for 2018 performance paid in 2019 into phantom stock and 25% of such bonus into an interest-bearing arrangement. This will be reflected in next year's proxy statement.

(e)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718, as reflected in the below table of "Grants of Plan-Based Awards".

Assumptions made in the valuation of stock awards in this column are described in Note 16—Stock-Based Compensation in U.S. Cellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2018.

The following represents the value of the performance share unit awards at the grant date of April 2, 2018 using the closing price of $38.83 and assuming that the highest level of performance conditions will be achieved:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake*
Grant Date Value (100%)	$3,045,049	$711,948	$753,613	$732,606	$460,702
Maximum Value (200%)	$6,090,098	$1,423,896	$1,507,226	$1,465,212	$921,404

  *
  Ms. Drake received a promotional PSU grant on May 22, 2018 that was included in the grant value. Ms. Drake's value was calculated as follows: April 2, 2018 PSUs awarded were 8,798 at $38.83 and her May 22, 2018 PSUs awarded were 3,220 at $36.98.

  Includes the aggregate grant date fair value computed in accordance with FASB ASC 718 related to phantom stock match units awarded to such officer with respect to deferred bonus, if any bonus is elected to be deferred as phantom stock. In such case, the deferred bonus and the related match are deemed invested in phantom U.S. Cellular Common Shares.

(f)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718, as reflected in the below table of "Grants of Plan-Based Awards". U.S. Cellular elected to grant performance share unit awards in lieu of stock options in 2018. Assumptions made in the valuation of stock awards in this column are described in Note 16—Stock-Based Compensation in U.S. Cellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2018.

(g)
Represents the portion of the bonus for 2018 performance paid in 2019 that represents non-equity incentive plan compensation. See table provided in Note (d) above and discussion of bonus in the above CD&A.

(h)
This column includes the portion of interest that exceeded that calculated utilizing the AFR at the time the interest rate was set.

Each NEO currently participates in a supplemental executive retirement plan (SERP). The interest rate under the SERP for 2018 was set as of the last trading date of 2017 at 3.70% per annum, based on the yield on ten year BBB rated industrial bonds at such time. Such rate exceeded the AFR of 3.16% at such time. This column includes the portion of interest that exceeded that calculated utilizing the AFR at the time the interest rate was set. This column also includes interest that exceeded that calculated utilizing the AFR that Mr. Meyers received on deferred salary or bonus under interest-bearing deferral arrangements. Interest on deferred salary or bonus is compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points.

  The following table provides detail:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Excess Earnings
SERP	$5,820	$2,450	$878	$3,469	$289
Deferred Salary or Bonus	10,241	—	—	—	—

Total Excess Earnings from U. S. Cellular	$16,061	$2,450	$878	$3,469	$289
Excess Earnings from Salary and Bonus previously deferred as officer of TDS	8,387	—	—	—	—

Total Excess Earnings	$24,448	$2,450	$878	$3,469	$289

(i)
Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Perquisites:
Corporate automobile allowance and other personal travel and related expenses	$8,711	$12,995	$12,619	$12,942	$6,498
Other (Club Dues and Health and Fitness Reimbursements)	6,471	3,000	—	—	—
Tax gross up	6,928	10,335	10,036	10,293	2,693

Total Perquisites if $10,000 or more	$22,110	$26,330	$22,655	$23,235	$9,191
Contributions to Benefit Plans
TDSP	$10,450	$10,450	$10,450	$10,450	$10,450
TDS Pension Plan	12,648	12,648	12,648	12,648	12,648
SERP	42,352	42,352	42,352	42,352	26,398

Total, including perquisites if $10,000 or more	$87,560	$91,780	$88,105	$88,685	$58,687

  Column (i) includes the following in 2018: (1) the total of any perquisites and personal benefits that equal or exceed $10,000, summarized by type or any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of these benefits for each NEO and (2) contributions by U.S. Cellular for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.

(j)
Represents the dollar value of total compensation for the fiscal year based on the sum of all amounts reported in columns (b) through (h).

Footnotes:

(1)
Kenneth R. Meyers, President and CEO, is included as U.S. Cellular's principal executive officer. On July 25, 2013, U.S. Cellular and Mr. Meyers entered into the Meyers Letter Agreement, related to Mr. Meyers' employment as U.S. Cellular's President and CEO effective June 22, 2013. A copy of the Meyers Letter Agreement was attached as Exhibit 10.1 to U.S. Cellular's Current Report on Form 8-K dated July 25, 2013. The following is a brief description of the terms of the agreement:

(i)
Annual Equity Awards: The Chairman recommended and the LTICC approved the following terms with respect to annual equity awards granted to Mr. Meyers on or before June 22, 2019 (the "Pre-June 22, 2019 Annual Awards"). Provided that Mr. Meyers remains employed by U.S. Cellular through June 22, 2019 and satisfies the Equity Conditions, following his retirement any Pre-June 22, 2019 Annual Awards will continue to vest in accordance with their original vesting schedules through the third anniversary of his retirement (subject to certain accelerated vesting). In addition, provided that he remains employed by the Company through June 22, 2019 and satisfies the Equity Conditions, he will be eligible to exercise options granted to him on or before June 22, 2019, to the extent vested, through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the option was granted.

Meyers Equity Condition Requirements: Mr. Meyers' employment terminates without cause and he performs reasonably requested consulting services and does not compete with the Company or misappropriate the Company's confidential information through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the award was granted.

(ii)
Retiree Medical and Life Insurance Benefits: Because the transfer of Mr. Meyers' employment from TDS to U.S. Cellular caused him to be ineligible for certain retiree medical and life insurance benefits that may have been available to him had he retired from TDS, U.S. Cellular agreed to make certain cash reimbursements or payments to Mr. Meyers following his retirement from U.S. Cellular based on the terms and conditions outlined in his agreement. The reimbursements related to retiree medical benefits will include a gross-up for additional taxes payable by Mr. Meyers as a result of such reimbursements.

  (iii)
  Severance: In the event that Mr. Meyers' employment terminates involuntarily without cause prior to June 22, 2019, U.S. Cellular shall pay him a severance amount equal to his then current annual base salary.

(2)
Included as the principal financial officer.

(3)
Included as one of the three most highly compensated executive officers (other than the principal executive officer and principal financial officer).

(4)
Effective May 1, 2018, U.S. Cellular entered into a retention agreement (Retention Agreement) with each of (i) Steven T. Campbell, Executive Vice President—Finance, Chief Financial Officer and Treasurer, and (ii) Jay M. Ellison, Executive Vice President and Chief Operating Officer. Pursuant to the Retention Agreement, each executive will be eligible to receive, among other things, a consulting fee of $270,000 per year for three years, subject to the conditions as set forth in the Retention Agreement, including the Confidentiality, Non-Solicitation and Non-Competition Agreement included with these agreements. A copy of the agreements were filed with the SEC on a Form 8-K dated May 1, 2018.

(5)
Effective May 22, 2018, U.S. Cellular entered into a letter agreement with Deirdre C. Drake, Executive Vice President—Chief Human Resources Officer, pursuant to which Ms. Drake is eligible to receive, among other things, (i) an annual base salary of $460,000 per year; (ii) an annual bonus program target of 55% of her annual base salary; and (iii) an additional Restricted Stock Unit award and a Performance Share Unit award target opportunity with the effect of treating Ms. Drake at the Executive Vice President level for 2018. A copy of the agreement was filed with the SEC on a Form 8-K dated May 22, 2018.

Information Regarding Plan-Based Awards

        The following table shows, as to the NEOs, certain information regarding plan-based awards in 2018.

2018 Grants of Plan-Based Awards Table

									All Other Option Awards: Number of Securities Underlying Options (#) (j)
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
											Grant Date Fair Value of Stock and Option Awards (l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise of Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Kenneth R. Meyers
Stock Awards:
Award of U. S. Cellular Phantom Stock Match Units for 2017 Bonus paid in 2018:	3/8/2018							1,636			$66,631
Awards in Common Shares(2)
Restricted Stock Units:	4/2/2018							78,420			$3,045,049
Performance Share Units:	4/2/2018				39,210	78,420	156,840				$3,045,049

Total Grant Date Value of All Awards:											$6,156,728

Steven T. Campbell
Non-Equity Incentive Plan Awards(1)	N/A	$17,560	$234,144	$526,824
Awards in Common Shares(2)
Restricted Stock Units:	4/2/2018							18,335			$711,948
Performance Share Units:	4/2/2018				9,168	18,335	36,670				$711,948

Total Grant Date Value of All Awards:											$1,423,896

Jay M. Ellison
Non-Equity Incentive Plan Awards(1)	N/A	$20,064	$267,525	$601,931
Awards in Common Shares(2)
Restricted Stock Units:	4/2/2018							19,408			$753,613
Performance Share Units:	4/2/2018				9,704	19,408	38,816				$753,613

Total Grant Date Value of All Awards:											$1,507,226

Michael S. Irizarry
Non-Equity Incentive Plan Awards(1)	N/A	$16,567	$220,902	$497,030
Awards in Common Shares(2)
Restricted Stock Units:	4/2/2018							18,867			$732,606
Performance Share Units:	4/2/2018				9,434	18,867	37,734				$732,606

Total Grant Date Value of All Awards:											$1,465,212

Deirdre C. Drake
Non-Equity Incentive Plan Awards(1)	N/A	$11,112	$148,170	$333,383
Awards in Common Shares(2)
Restricted Stock Units:	4/2/2018							8,798			$341,626
	5/22/2018							3,220			$119,076
Performance Share Units:	4/2/2018				4,399	8,798	17,596				$341,626
	5/22/2018				1,610	3,220	6,440				$119,076

Total Grant Date Value of All Awards:											$921,404

Explanation of Columns:

(a)
Includes the persons identified in the Summary Compensation Table.

(b)	Represents (i) in the case of restricted stock units and options, the date on which the Long-Term Incentive Compensation Committee took or was deemed to take action to grant the awards, and (ii) in the case of the phantom stock bonus match units, the date that such units were awarded to the officer pursuant to the U.S. Cellular long-term incentive plan.
(c) - (e)	These columns relate to non-equity incentive plan awards, as defined by SEC rules. See Note (1) below.
(f) - (h)
The 2018 performance share units are equity incentive plan awards. The amounts shown reflect the Threshold, Target and Maximum number of U.S. Cellular Common shares that may be earned by each officer. The actual number to be delivered will be determined by the performance of U.S. Cellular during the performance period.
(i)
Includes the number of U.S. Cellular Common Shares underlying restricted stock units awarded pursuant to the U.S. Cellular long-term incentive plan. Such restricted stock units granted to named executive officers were granted on April 2, 2018 and will become vested on the third anniversary of the grant date, or on April 2, 2021.

Also includes the number of U.S. Cellular Common Shares underlying phantom stock match units awarded pursuant to the U.S. Cellular long-term incentive plan related to the 2017 bonus paid in 2018. The match stock units vest ratably at a rate of one-third per year over three years. The match is fully vested if you are retirement eligible under the TDS Pension Plan.
(j) - (k)	The company did not award any stock options so these columns are not applicable.
(l)	Represents the grant date fair value of each equity award computed in accordance with FASB ASC 718.
Footnotes:
(1)
Represents certain amounts payable under the 2018 Executive Officer Annual Incentive Plan. The above amounts relate to the quantitative company performance portion of the bonus with respect to 2018 performance that was paid in 2019. The Threshold amount represents the minimum bonus for quantitative company performance that would have been paid in 2019 if only the Customer Engagement measure (with a weight of 15%) equaled or exceeded the minimum threshold goal for such measure in 2018 (which was 50% of target). Thus, the Threshold amount is 7.5% (calculated as 15% × 50%) of the Target amount. The Target amount represents the bonus for quantitative company performance that would have been paid in 2019 if the target performance for the payment of a bonus was achieved for each financial performance measure in 2018. The Maximum amount represents the maximum bonus for quantitative company performance that would have been paid in 2019 if each financial performance measure in 2018 equaled or exceeded 225% of its target. The following shows the calculation of the actual amount of non-equity incentive plan compensation in 2018 for reference for comparison to the Threshold, Target and Maximum applicable to the portion of the bonus based on quantitative company performance. See the above Compensation Discussion and Analysis for additional information under "Summary of Bonus Payments."

		Formula	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	2018 Base Salary Earnings		$650,400	$594,500	$669,400	$449,000
b	Target bonus percentage		60%	75%	55%	55%

c	Target bonus	a × b	$390,240	$445,875	$368,170	$246,950

d	Percentage of 2018 target bonus based on company performance		60%	60%	60%	60%

e	Target bonus for company performance	c × d	$234,144	$267,525	$220,902	$148,170

f	Amount of threshold bonus for company performance	e × 7.5%	$17,561	$20,064	$16,568	$11,113

g	Amount of maximum bonus for company performance	e × 225%	$526,824	$601,931	$497,030	$333,383

h	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on Company Performance in 2018 (rounded)	e × 144.3%	$337,870	$386,039	$318,762	$213,809

(2)	Pursuant to the U.S. Cellular 2013 Long-Term Incentive Plan, on April 2, 2018, such executive officer was granted restricted stock units and performance share units. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the stock awards is reported in the Summary Compensation Table in column (e).

Information Regarding Outstanding Equity Awards at Year-End

        The following table shows NEO outstanding equity awards at fiscal year-end.

2018 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Kenneth R. Meyers
Options:
2016 Options(1)	137,534	68,766	$45.87	4/1/2026
2013 Meyers Options(2)		125,000	$39.71	7/31/2023
Stock Unit Awards:
2018 RSUs(4)					78,420	$4,075,487
2017 RSUs(5)					75,543	$3,925,970
2016 RSUs(6)					56,609	$2,941,970
2013 Meyers RSUs(7)					45,000	$2,338,650
USM Bonus Match Units not vested(8)					1,691	$87,857
Performance Share Units:
2018 PSUs(9)							78,420	$4,075,487
2017 PSUs(10)							97,013	$5,041,766

Total	137,534	193,766			257,263	$13,369,934	175,433	$9,117,253

Steven T. Campbell
Options:
2016 Options(1)	36,234	18,116	$45.87	4/1/2026
2011 Options(3)	30,196		$44.59	4/1/2021
Stock Unit Awards:
2018 RSUs(4)					18,335	$952,870
2017 RSUs(5)					18,986	$986,702
2016 RSUs(6)					19,400	$1,008,218
Performance Share Units:
2018 PSUs(9)							18,335	$952,870
2017 PSUs(10)							24,383	$1,267,185

Total	66,430	18,116			56,721	$2,947,790	42,718	$2,220,055

Jay M. Ellison
Options:
2016 Options(1)		18,966	$45.87	4/1/2026
Stock Unit Awards:
2018 RSUs(4)					19,408	$1,008,634
2017 RSUs(5)					19,850	$1,031,605
2016 RSUs(6)					20,316	$1,055,823
Performance Share Units:
2018 PSUs(9)							19,408	$1,008,634
2017 PSUs(10)							25,491	$1,324,767

Total	—	18,966			59,574	$3,096,062	44,899	$2,333,401

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Michael S. Irizarry
Options:
2016 Options(1)		18,683	$45.87	4/1/2026
Stock Unit Awards:
2018 RSUs(4)					18,867	$980,518
2017 RSUs(5)					19,559	$1,016,481
2016 RSUs(6)					20,006	$1,039,712
Performance Share Units:
2018 PSUs(9)							18,867	$980,518
2017 PSUs(10)							25,118	$1,305,382

Total	—	18,683			58,432	$3,036,711	43,985	$2,285,900

Deirdre C. Drake
Options:
2016 Options(1)		8,625	$45.87	4/1/2026
Stock Unit Awards:
2018 RSUs(4)					12,018	$624,575
2017 RSUs(5)					9,044	$470,017
2016 RSUs(6)					9,235	$479,943
Performance Share Units:
2018 PSUs(9)							12,018	$624,575
2017 PSUs (10)							11,615	$603,632

Total	—	8,625			30,297	$1,574,535	23,633	$1,228,207

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table
(b)	Includes, on an award-by-award basis, the number of securities underlying unexercised stock options that were exercisable as of December 31, 2018.
(c)	Includes, on an award-by-award basis, the number of securities underlying unexercised stock options that were unexercisable as of December 31, 2018.
(d)	This column relating to equity incentive plan option awards is not applicable because the NEOs did not receive any equity incentive plan awards.
(e)	Represents the exercise prices of the awards identified in columns (b) and (c).
(f)	Represents the expiration dates of the awards identified in columns (b) and (v).
(g)	Represents the number, on an award-by-award basis, of shares underlying stock awards that had not vested as of December 31, 2018.
(h)
Represents the market value of shares underlying stock awards that had not vested as of December 31, 2018, calculated using the closing price of a U.S. Cellular Common Share of $51.97 on December 31, 2018, the last trading day of 2018.
(i)	Represents the total number of shares, units or rights awarded under any equity incentive plan that had not vested and that had not been earned.
(j)	Represents the aggregate market or payout value of shares in column (i), calculated using the closing price of a U.S. Cellular Common Share of $51.97 on December 31, 2018.

Footnotes:
(1)
The 2016 Options for the NEOs were granted on April 1, 2016 and are scheduled to become exercisable in annual increments of one third on April 1 of each year beginning in 2017 and ending in 2019, and are exercisable until April 1, 2026 at an exercise price of $45.87 per share.
(2)	The 2013 Meyers Options were granted on July 31, 2013 and are scheduled to become exercisable on June 22, 2019, and are exercisable until July 31, 2023 at an exercise price of $39.71 per share.
(3)
The 2011 Options were granted on April 1, 2011 and became exercisable in annual increments of one third on April 1 of each year beginning in 2012 and ending in 2014, and are exercisable until April 1, 2021 at an exercise price of $44.59 per share.
(4)	Other than Ms. Drake, such restricted stock units were granted on April 2, 2018, and become vested April 2, 2021.
With respect to Ms. Drake, Includes 8,798 and 3,220 restricted stock units granted on April 2, 2018 and May 22, 2018, respectively, which become vested on April 2, 2021.
(5)	Such restricted stock units were granted on April 3, 2017, and become vested April 3, 2020.
(6)	Such restricted stock units were granted on April 1, 2016 and become vested on April 1, 2019.
(7)	The 2013 Meyers restricted stock units were granted on July 31, 2013 and become vested on June 22, 2019.
(8)
Represents phantom stock match units awarded to such NEO with respect to deferred bonus compensation. Represents the number of USM Common Shares underlying phantom stock match units that have not vested. Generally, one-third of the phantom stock bonus match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of U.S. Cellular or an affiliate on such date. Upon separation from the company, the company match is fully vested for employees who are retirement eligible under the TDS pension plan. Mr. Meyers qualifies as retirement eligible under the TDS Pension Plan.
(9)
Other than Ms. Drake, the 2018 performance share units were granted on April 2, 2018, and become vested on April 2, 2021. The table reports the target opportunity but the actual number of shares may be up to 200% of the target opportunity but not less than 50% of the target opportunity, dependent on achievement of certain performance measures.

With respect to Ms. Drake, includes 8,798 and 3,220 performance share units granted on April 2, 2018 and May 22, 2018, respectively, which become vested on April 2, 2021. The table reports the target opportunity but the actual number of shares may be up to 200% of the target opportunity but not less than 50% of the target opportunity, dependent on achievement of certain performance measures.
(10)
The 2017 performance share units were granted on April 3, 2017, and become vested on April 3, 2020. The performance period ended on December 31, 2017 with a 128.4% achievement of certain performance measures. The table reports the actual number of shares based on the 128.4% achievement of the performance measures.

Information Regarding 2018 Option Exercises and Stock Vested

        The following table shows NEO information regarding option exercises and stock vested in 2018.

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise (#) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (#) (e)
Kenneth R. Meyers
Option Exercises (Date of Exercise):
2015 Options (8/21/18)(1)	199,075	$1,602,554
2014 Options (11/2/18)(1)	164,225	$2,427,246
Stock Awards Vested (Date of Vesting):
2015 Restricted Stock Units (4/1/18)(1)(2)			53,154	$2,136,259
USM Bonus Match Units(3)			1,613	$83,806

Total	363,300	$4,029,800	54,767	$2,220,065

Steven T. Campbell
Option Exercises (Date of Exercise):
2015 Options (11/5/18)(1)	68,250	$1,109,063
2014 Options (11/29/18)(1)	60,525	$958,111
2013 Options (8/21/18)(1)	57,624	$766,399
2012 Options (8/8/18)(1)	24,677	$178,908
Stock Awards Vested (Date of Vesting):
2015 Restricted Stock Units (4/1/18)(1)(2)			17,405	$699,507

Total	211,076	$3,012,481	17,405	$699,507

Jay M. Ellison
Option Exercises (Date of Exercise):
2016 Options (11/19/18)(1)	37,934	$369,857
2015 Options (8/17/18)(1)	71,400	$585,480
2014 Options (10/16/18)(1)	64,275	$476,921
2013 Options (11/19/18)(1)	3,950	$39,421
Stock Awards Vested (Date of Vesting):
2015 Restricted Stock Units (4/1/18)(1)(2)			18,203	$731,579

Total	177,559	$1,471,679	18,203	$731,579

Michael S. Irizarry
Option Exercises (Date of Exercise):
2016 Options (10/15/18)(1)	37,367	$74,734
2015 Options (8/6/18)(1)	46,933	$191,956
2014 Options (9/25/18)(1)	59,300	$136,390
2011 Options (10/15/18)(1)	43,079	$141,299
Stock Awards Vested (Date of Vesting):
2015 Restricted Stock Units (4/1/18)(1)(2)			17,950	$721,411

Total	186,679	$544,379	17,950	$721,411

Deirdre C. Drake
Option Exercises (Date of Exercise):
2016 Options (10/16/18)(1)	17,250	$47,783
2015 Options (10/16/18)(1)	10,691	$130,644
2015 Options (3/27/18)(1)	21,384	$73,989
2014 Options (10/16/18)(1)	18,075	$141,708
Stock Awards Vested (Date of Vesting):
2015 Restricted Stock Units (4/1/18)(1)(2)			8,181	$328,794

Total	67,400	$394,124	8,181	$328,794

Explanation of Columns:

(a)
Includes the persons identified in the Summary Compensation Table.

(b)
Represents the gross number of securities for which stock options were exercised (before withholding any shares to pay the exercise price or taxes).

(c)
Represents the aggregate dollar value realized upon exercise of stock options, based on the difference between the market value (closing price) of the underlying securities at exercise and the exercise or base price of the stock options.

(d)
Represents the gross number of shares of stock that have vested before withholding any shares to pay the taxes. This includes shares underlying restricted stock units and bonus plan phantom stock match units.

(e)
Represents the aggregate dollar value realized upon vesting of stock, calculated by multiplying the number of units by the market value (closing price) of the underlying securities on the vesting date.

Footnotes:

(1)
Taxes were paid by allowing U.S. Cellular to withhold U.S. Cellular Common Shares having a value equal to the tax withholding amount.

(2)
Includes restricted stock units that became vested during 2018. The 2015 restricted stock units for NEOs, became vested on April 1, 2018 and the stock price used to calculate the value realized on vesting was the closing price of a U.S. Cellular Common Share of $40.19 on March 29, 2018.

(3)
Includes bonus plan phantom stock match units that became vested during 2018. Pursuant to U.S. Cellular's LTIP the bonus plan phantom stock match units generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable. Upon separation from the company, the company match is fully vested for employees who are retirement eligible under the TDS pension plan. Mr. Meyers qualifies as retirement eligible under the TDS Pension Plan.

Information Regarding 2018 Nonqualified Deferred Compensation

        The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2018.

2018 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Kenneth R. Meyers
SERP(1)		$42,352
Company contribution
Interest up to AFR			$30,568
Interest above AFR			$5,820

Total Interest			$36,388
Balance at year end					$1,046,095
U.S. Cellular Salary and Bonus Deferral Interest Account(2)
Deferred Salary(3)	$146,302
Deferred Bonus(3)	$266,525
Interest up to AFR			$50,729
Interest above AFR			$10,241

Total Interest			$60,970
Balance at year end					$1,591,051
Bonus Deferral and Company Match into USM Phantom Shares(3)
Deferral of 2017 Bonus paid in 2018—6,545 USM Shares	$266,525
Company Match attributable to 2017 bonus paid in 2018 of 1,636 USM shares		$66,631
Changes in Value in 2018			$414,578
Accumulated Balance at Year End:
28,979 vested USM Shares					$1,506,039
1,691 unvested USM Shares					$87,881

Aggregate Total(4)	$679,352	$108,983	$511,936	—	$4,231,066

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Steven T. Campbell
SERP(1)		$42,352
Company contribution
Interest up to AFR			$12,982
Interest above AFR			$2,450

Total Interest			$15,432
Balance at year end					$468,595

Aggregate Total(4)	—	$42,352	$15,432	—	$468,595

Jay M. Ellison
SERP(1)		$42,352
Company contribution
Interest up to AFR			$4,652
Interest above AFR			$878

Total Interest			$5,530
Balance at year end					$195,115

Aggregate Total(4)	—	$42,352	$5,530	—	$195,115

Michael S. Irizarry
SERP(1)		$42,352
Company contribution
Interest up to AFR			$18,375
Interest above AFR			$3,468

Total Interest			$21,843
Balance at year end					$645,683

Aggregate Total(4)	—	$42,352	$21,843	—	$645,683

Deirdre C. Drake
SERP(1)		$26,398
Company contribution
Interest up to AFR			$1,532
Interest above AFR			290

Total Interest			$1,822
Balance at year end					$76,706

Aggregate Total(4)	—	$26,398	$1,822	—	$76,706

(a)
Includes the persons identified in the Summary Compensation Table.

(b)
Represents the dollar amount of aggregate executive contributions during the last fiscal year. With respect to deferred salary and bonus, includes the actual dollar amount deferred. The NEOs receive a distribution of the deferred compensation account at the time and in the form provided in the applicable plan or agreement, which permits certain distribution elections by the officer.

(c)
Represents the dollar amount of aggregate contributions by U.S. Cellular during the last fiscal year. With respect to the SERP, represents the actual dollar amount credited in 2018 for the NEO.

With respect to any company match, represents the value of the shares underlying the phantom stock units on the date the bonus match units were awarded with respect to the NEO.

(d)
Includes the dollar amount of aggregate interest or other earnings accrued during the last fiscal year. With respect to the SERP, represents the dollar amount of interest credited to the NEO's account in the SERP in 2018. With respect to any salary or bonus deferred into an interest account, represents the dollar amount of interest credited to the NEO's deferred account for 2018.

Also includes the changes in value of the bonus deferral units and company match units on December 31, 2018.

(e)
Represents the aggregate dollar amount of any withdrawals by or distributions to the NEO during the last fiscal year. Any such amounts represent withdrawals or distributions of company and/or employee contributions and/or earnings.

(f)
Represents the dollar amount of the total balance of the NEO's account as of the end of the last fiscal year. With respect to the SERP and deferred salary and bonus, represents the actual dollar amount credited to the NEO's account as of December 31, 2018. With respect to bonus deferral and company match, if any, represents the dollar value of the number of phantom stock units credited to the NEO's account as of December 31, 2018 based on the closing price of the underlying shares of $51.97 on December 31, 2018, the last trading day of 2018.

Footnotes:

(1)
The NEOs participated in the SERP during 2018.

See the "Compensation Discussion and Analysis" for details relating to the SERP.

(2)
Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements. Pursuant to the deferred compensation agreements, the deferred compensation account is credited with interest compounded monthly, computed at a rate using a Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.

Only Mr. Meyers deferred a portion of his salary and bonus in 2018.

(3)
The amounts in column (a) represent deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into phantom stock.

To the extent of any deferral of salary or bonus to an interest account, the deferred account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.

To the extent of any deferral of bonus into a phantom stock account, the NEO receives a company match award. In such case, one-third of the phantom stock match units vest with respect to a particular year's deferred bonus on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such NEO is an employee of U.S. Cellular or an affiliate on such date and the related deferred bonus has not been distributed. If an NEO continues as an employee during the entire vesting period, the NEO will receive a total bonus match equal to the sum of (i) 25% of the amount deferred into phantom stock, up to 50% of such year's bonus and (ii) 33 1/3% of the amount deferred that exceeded 50% of such year's bonus. The vesting of unvested phantom stock match units may accelerate under certain circumstances and the effects of such acceleration are disclosed in the "Potential Payments Upon Termination or Change in Control" table below.

The NEO will receive in shares an amount equal to his or her vested phantom stock account balance at the date elected by the NEO, subject to plan terms. See the Compensation Discussion and Analysis for additional information relating to vesting and distribution of deferred bonus and company match balances.

(4)
The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2018 and in years prior to 2018. The below amounts do not include previously reported deferred compensation that has been distributed.

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Aggregate Deferred Balances 12/31/17 (includes amounts reported as compensation in years prior to 2018)*	$2,930,793	$410,811	$147,233	$581,488	$48,486
Net amount reported in above table for 2018 (includes amounts reported as compensation in 2018)*	1,300,273	57,784	47,882	64,195	28,220

Aggregate Deferred Balances 12/31/18	$4,231,066	$468,595	$195,115	$645,683	$76,706

*
Amounts included as compensation in the Summary Compensation Table are reported under the following columns: (b) Executive Contributions in the Last FY-deferred salary and deferred bonus; (c) Registrant Contributions in Last FY-SERP company contribution and bonus match, and (d) Aggregate Earnings in Last FY-excess interest above AFR. Other amounts increase the Aggregate Balance at Last FYE in column (f), but are not included as compensation in the Summary Compensation Table.

Change in Control

        The following summarizes the change in control provisions of the 2013 LTIP:

        Generally, a "change in control" is defined in the 2013 LTIP ("2013 LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of U.S. Cellular (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of U.S. Cellular to elect at least 50% or more of the members of the board of directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of U.S. Cellular; or (iv) approval by the shareholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

        Notwithstanding any other provision in the 2013 LTIP or any agreement, in the event of a 2013 LTIP Change in Control, the board of directors (as constituted prior to the 2013 LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the board of directors (as constituted prior to the 2013 LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the 2013 LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC; and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to U.S. Cellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of U.S. Cellular in connection with the 2013 LTIP Change in Control, or the parent thereof, or a combination of cash and shares.

Table of Potential Payments upon Termination or Change in Control

        The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.

        The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2018, the last business day of 2018 and, if applicable, that the price per share of the U.S. Cellular Common Shares was $51.97, the closing market price as of December 31, 2018.

        Additional payments may become due under the 2013 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (but not for options granted before March 14, 2016), (ii) death (but not for options granted before March 14, 2016), (iii) a change in control (upon approval from the board of directors), and (iv) a qualified retirement.

        No such additional payments with respect to equity awards would be made in the event of any other termination of employment or service. In addition, the below table identifies other payments that have been, will be or could be made pursuant to agreements, if any, to the extent described in the footnotes to the below table.

 2018 Table of Potential Payments upon Termination or Change in Control

Name (a)	Early Vesting of Options ($) (b)	Early Vesting of Stock Awards ($) (c)	Other ($) (d)	Total ($) (e)
Kenneth R. Meyers
One Year of Current Salary as Severance(1)			$1,051,000	$1,051,000
Unexercisable Stock Options for 193,766 Common Shares(2)	$1,951,973			$1,951,973
Unvested Stock Awards for 257,263 Common Shares(3)		$13,369,958		$13,369,958
Unvested Performance Shares for 175,433 Common Shares(3)		$9,117,253		$9,117,253

Aggregate Totals	$1,951,973	$22,487,211	$1,051,000	$25,490,184

Steven T. Campbell
Unexercisable Stock Options for 18,116 Common Shares(2)	$110,508			$110,508
Unvested Stock Awards for 56,721 Common Shares(3)		$2,947,790		$2,947,790
Unvested Performance Shares for 42,718 Common Shares(3)		$2,220,054		$2,220,054

Aggregate Totals	$110,508	$5,167,844	—	$5,278,352

Jay M. Ellison
Unexercisable Stock Options for 18,966 Common Shares(2)	$115,693			$115,693
Unvested Stock Awards for 59,574 Common Shares(3)		$3,096,061		$3,096,061
Unvested Performance Shares for 44,899 Common Shares(3)		$2,333,401		$2,333,401

Aggregate Totals	$115,693	$5,429,462	—	$5,545,155

Michael S. Irizarry
Unexercisable Stock Options for 18,683 Common Shares(2)	$113,966			$113,966
Unvested Stock Awards for 58,432 Common Shares(3)		$3,036,711		$3,036,711
Unvested Performance Shares for 43,985 Common Shares(3)		$2,285,900		$2,285,900

Aggregate Totals	$113,966	$5,322,611	—	$5,436,577

Deirdre C. Drake
Unexercisable Stock Options for 8,625 Common Shares(2)	$52,613			$52,613
Unvested Stock Awards for 30,297 Common Shares(3)		$1,574,535		$1,574,535
Unvested Performance Shares for 23,633 Common Shares(3)		$1,228,207		$1,228,207

Aggregate Totals	$52,613	$2,802,742	—	$2,855,355

(a)
Includes the persons identified in the Summary Compensation Table.

(b)
Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2018 and that the price per share of the registrant's securities was $51.97, the closing market price of U.S. Cellular Common Shares as of December 31, 2018, the last business day of 2018. Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price. No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.

(c)
Represents the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a Triggering Event took place on December 31, 2018 and that the price per share of the registrant's securities was $51.97, the closing market price of U.S. Cellular Commons Shares as of December 31, 2018.

(d)
Represents other potential payments as of December 31, 2018, if any.

(e)
Represents the total of columns (b) through (d).

U.S. Cellular has no current obligations to pay any perquisites or other personal benefits to any of the NEOs upon termination or change in control subject to the discussion in footnote (1) of the 2018 Summary Compensation Table with respect to Mr. Meyers.

No information is provided with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of NEOs of U.S. Cellular and that are available generally to all employees.

Footnotes:

(1)
See Meyers Letter Agreement described in footnote (1) to the 2018 Summary Compensation Table.

(2)
The following table shows the intrinsic value of unexercisable options, if any, calculated as the difference between the exercise price and the closing stock price of $51.97 on December 31, 2018, the last trading day of the year.

Option (Per Share Exercise Price of Options)	Number of Shares Underlying Specified Awards that are Unexercisable at 12/31/18 (and not forfeited)	Value at 12/31/18 based on $51.97 per share	Less Aggregate Exercise Price	Difference (if Positive)
Kenneth R. Meyers
2016 Options ($45.87)	68,766	$3,573,769	$3,154,296	$419,473
2013 Meyers Options ($39.71)	125,000	$6,496,250	$4,963,750	$1,532,500

Total	193,766			$1,951,973

Steven T. Campbell
2016 Options ($45.87)	18,116	$941,489	$830,981	$110,508

Total	18,116			$110,508

Jay M. Ellison
2016 Options ($45.87)	18,966	$985,663	$869,970	$115,693

Total	18,966			$115,693

Michael S. Irizarry
2016 Options ($45.87)	18,683	$970,956	$856,989	$113,967

Total	18,683			$113,967

Deirdre C. Drake
2016 Options ($45.87)	8,625	$448,241	$395,629	$52,612

Total	8,625			$52,612

(3)
Represents unvested restricted stock units, performance share units and any unvested match units. See the "Outstanding Equity Awards at Fiscal Year-end" table for details.

Long Term Incentive Compensation Committee

        The principal functions of the LTICC are to discharge the board of directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of U.S. Cellular; to perform all functions designated to be performed by a committee of the board of directors under U.S. Cellular's LTIP; to review and recommend to the board of directors the LTIPs for employees of U.S. Cellular (including changes thereto); and to report on long-term equity-based compensation in U.S. Cellular's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provides that the committee will interpret and administer U.S. Cellular's LTIP, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.

        Under its charter, the LTICC may delegate some or all of its responsibilities and duties with respect to U.S. Cellular's LTIP to the Chairman of U.S. Cellular or any executive officer of U.S. Cellular as the committee deems appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of U.S. Cellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC has not delegated any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2019 Proxy Statement. The LTICC has delegated authority to the Chairman or the Chairman and the President and CEO of U.S. Cellular only with respect to persons who are not executive officers.

        The Chairman, the President and CEO and/or the LTICC may rely on the services of U.S. Cellular's compensation and employee benefits consultant, Willis Towers Watson.

Unrealized Components of Compensation

        The compensation reported under "Stock Awards" and "Option Awards" in the Summary Compensation Table represents grant date accounting values as required by SEC rules, and does not represent currently realized or realizable compensation. The NEOs will not realize cash from such awards unless and until any stock awards are vested and the shares received upon vesting are sold for cash, or unless and until any stock options become exercisable, are exercised and the shares received upon exercise are sold for cash. There is no assurance that this will occur. In general, awards are subject to a risk of forfeiture and the options will expire if not exercised during their term, which may occur if the stock price does not appreciate and/or remain above the exercise price during the option's term. The compensation actually realized by a NEO may be more or less than the amount reported in the Summary Compensation Table depending on the performance of the U.S. Cellular stock price and other factors. With respect to 2018, the amount of compensation realized by each NEO can be approximated by (i) deducting from the "Total" column in the 2018 Summary Compensation Table the amounts reported in the "Stock Awards" and "Option Awards" columns for such officer, and (ii) adding the values realized in 2018 by such officer from the 2018 Option Exercises and Stock Vested table below. However, other unrealized components of compensation may be included in the Summary Compensation Table, such as retirement plan contributions that are subject to a vesting schedule.

Compensation Consultant

        Willis Towers Watson is U.S. Cellular's compensation consultant and is engaged by U.S. Cellular management. Although Willis Towers Watson is engaged by U.S. Cellular management, it also assists the LTICC with respect to long-term equity-based compensation, and the Chairman, who in effect functions as the compensation committee for executive compensation other than long-term equity-based compensation.

        As required by SEC rules, the following discloses the role of Willis Towers Watson in determining or recommending the amount or form of executive officer compensation, the nature and scope of the assignment, and the material elements of the instructions or directions given to Willis Towers Watson with respect to the performance of its duties under its engagement. Willis Towers Watson provides external market compensation data to U.S. Cellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers and other award recipients. Willis Towers Watson generally does not provide other services to U.S. Cellular, except as may be requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to U.S. Cellular in 2018.

        Willis Towers Watson also provides compensation consulting and other services to U.S. Cellular's parent company, TDS, which are described in the TDS proxy statement. The LTICC has no involvement in these services.

Compensation Consultant Conflicts of Interest

        As required by SEC and NYSE rules, the Chairman and LTICC of U.S. Cellular considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.

        As indicated under "Compensation Consultant," U.S. Cellular management retained Willis Towers Watson for compensation matters. Neither the U.S. Cellular LTICC nor the Chairman retained any compensation consultant, but did receive advice from Willis Towers Watson.

        Willis Towers Watson does not provide any advice as to director compensation.

Risks from Compensation Policies and Practices

        Based on its assessment in 2018, U.S. Cellular does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company nor does any portion of its compensation policies and practices encourage excessive risk taking. U.S. Cellular's compensation policies and practices have been developed over time with the assistance of Willis Tower Watson.

        U.S. Cellular has a number of processes operating concurrently that assess U.S. Cellular's broad- based compensation and benefits policies and practices to determine if any of them create excessive risks of a material nature. First, as part of its obligations under Sarbanes Oxley, the Company has established internal control processes and procedures to identify deficiencies. The Company also has an annual formal mapping and review process that identifies and evaluates each compensation element along with the characteristics, potential risks, controls and mitigating factors related to each compensation element. The Company also maintains an Enterprise Risk Management control related to compensation and, as part of its annual review of risk factors for its Annual Report on Form 10-K, the Company reviews all risks that may have a material effect on the Company.

        U.S. Cellular believes that its compensation program does not encourage excessive risk taking for the following reasons:

  •
  Our programs contain a mix of short and long-term compensation.

  •
  A portion of compensation is fixed salary, discouraging any risk taking.

  •
  Bonuses are not derived from a single component of compensation which discourages risk taking. Individual and company performance components are utilized.

  •
  Half of long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.

  •
  Half of long-term incentive compensation is awarded in performance share units, which utilize multiple and diverse performance metrics to promote progress toward financial goals. Multiple and diverse metrics discourage risk-taking.

  •
  We historically granted stock options with a ten year exercise period, which discourages short-term risk taking.

        U.S. Cellular believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.

        In general, U.S. Cellular believes that its risks are similar to those at other publicly traded companies. As a wireless company, it also faces risks similar to other companies in the industry.

        Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, U.S. Cellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors

        The following table shows, as to directors who are not executive officers of U.S. Cellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2018.

 2018 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Walter C. D. Carlson	$87,000	$100,000	—	—	—	—	$187,000
J. Samuel Crowley	$135,250	$100,000	—	—	—	—	$235,250
Ronald E. Daly	$106,250	$100,000	—	—	—	—	$206,250
Harry J. Harczak, Jr.	$115,500	$100,000	—	—	—	—	$215,500
Gregory P. Josefowicz	$115,459	$100,000	—	—	—	—	$215,459
Cecelia D. Stewart	$127,750	$100,000	—	—	—	—	$227,750

Explanation of Columns:

(a)
Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from U.S. Cellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors fees or any compensation directly from U.S. Cellular.

In 2018, LeRoy T. Carlson, Jr., Peter L. Sereda, and Kurt B. Thaus did not receive any compensation directly from U.S. Cellular and were instead compensated by TDS in connection with their services as an officer of TDS and TDS subsidiaries, including U.S. Cellular if applicable. A portion of their compensation expense incurred by TDS for 2018 was allocated to U.S. Cellular by TDS, along with other expenses of TDS. The allocation by TDS to U.S. Cellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this allocation of cost. The allocation of cost was recorded as a single expense by U.S. Cellular. U.S. Cellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 64% of the compensation expense incurred by TDS in 2018 with respect to such three persons was included by TDS in the total allocation of cost to U.S. Cellular for 2018. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. is included in TDS' 2019 proxy statement since he is a NEO of TDS.

(b)
Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2018, including annual retainer fees, committee and/or chairperson fees, and meeting fees.

(c)
The amounts in this column represent the aggregate grant date fair value of the annual stock awards. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, as amended (see "Narrative Disclosure to Director Compensation Table" below), each non-employee director was entitled to receive an annual stock award having a value of $100,000 (including cash paid in lieu of any fractional share). Based on the closing price of $39.60 of a U.S. Cellular Common Share on March 1, 2018, the first trading day in March 2018, a total of 2,525 shares were issued to each of the above directors. This cash amount is included in the Director Compensation table above in column (b), Fees Earned or Paid in Cash.

(d)
This column is not applicable because non-employee directors do not receive stock options.

(e)
This column is not applicable because non-employee directors do not participate in any non-equity incentive plans, as defined by SEC rules.

(f)
This column is not applicable because non-employee directors do not participate in any defined benefit pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined or receive any earnings on deferred compensation.

(g)
This column is not applicable because there is no other compensation.

(h)
Represents the sum of all amounts reported in columns (b) through (g).

Narrative Disclosure to Director Compensation Table

        Non-employee directors of U.S. Cellular participate in a compensation plan for non-employee directors (the "Non-Employee Directors' Plan"). A non-employee director is a director who is not an employee of U.S. Cellular, TDS, TDS Telecom or any other subsidiary of TDS. The purpose of the Non-Employee Directors' Plan is to provide appropriate compensation in connection with their services to U.S. Cellular and to ensure that qualified persons serve as non-employee members of our board of directors. The following describes the plan.

        Non-employee directors received an annual director's retainer fee of $80,000 paid in cash and an annual stock award of $100,000 paid in U.S. Cellular Common Shares.

        The annual stock award is distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of U.S. Cellular Common Shares for the first trading day in March of the calendar year of payment.

        The Audit Committee Chairperson receives an annual committee retainer fee of $22,000, while all other Audit committee members receive an annual committee retainer fee of $11,000.

        The LTICC Committee Chairperson receives an annual committee retainer fee of $14,000, while all other LTICC committee members receive an annual committee retainer fee of $7,000.

        Non-employee directors also will receive a meeting fee of $1,750 for each board or committee meeting attended.

        Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees that occurred in the same quarter.

        Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.

        In 2013, the board of directors and shareholders approved 200,000 Common Shares for issuance pursuant to the Non-Employee Directors' Plan. At that time, there was an existing reserve of 11,613 Common Shares under the Non-Employee Directors' Plan. Of such 211,613 Common Shares, 87,708 have been issued and 123,905 remain available for issuance as of the date hereof.

        Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to U.S. Cellular's travel and expense reimbursement policy.

        None of the non-employee directors had stock awards or stock option awards outstanding at December 31, 2018.

Compensation Committee Interlocks and Insider Participation

        LeRoy T. Carlson, Jr. is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, functions as the compensation committee of U.S. Cellular with respect to compensation other than long-term equity-based compensation. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to U.S. Cellular as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of U.S. Cellular also participates in executive compensation decisions for U.S. Cellular, other than with respect to the compensation of the President and CEO of U.S. Cellular.

        Long-term equity-based compensation for executive officers is approved by our LTICC, which currently consists of Gregory P. Josefowicz (Chairperson), J. Samuel Crowley, Ronald E. Daly, and Cecelia D. Stewart. Our LTICC is comprised of members of our board of directors who are independent, as discussed above. None of such persons was, during 2018, an officer or employee of U.S. Cellular or its affiliates, was formerly an officer of U.S. Cellular or its affiliates or had any relationship requiring disclosure by U.S. Cellular under any paragraph of Item 404 of SEC Regulation S-K.

        LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular. See "Security Ownership of Certain Beneficial Owners and Management" below.

        Walter C. D. Carlson is a director and non-executive Chairman of the Board of TDS and a director of U.S. Cellular.

        In addition, the following persons had the following relationships at TDS and U.S. Cellular during all or part of 2018:

        Kenneth R. Meyers is a director of TDS and is also a director and President and Chief Executive Officer of U.S. Cellular and is compensated by U.S. Cellular. Steven T. Campbell is a director and Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular and is compensated by U.S. Cellular.

        LeRoy T. Carlson, Jr. is a director and Chairman of U.S. Cellular and a director and President and CEO of TDS. Peter L. Sereda is a director of U.S. Cellular and Senior Vice President—Finance of TDS. Kurt B. Thaus is a director of U.S. Cellular and Senior Vice President and Chief Information Officer of TDS. Douglas W. Chambers is the Chief Accounting Officer of U.S. Cellular and Senior Vice President and Chief Accounting Officer of TDS. None of such persons received any compensation directly from U.S. Cellular in their capacities as directors and/or executive officers of U.S. Cellular in 2018. Such persons were compensated by TDS in connection with their services as officers of TDS and TDS subsidiaries, including U.S. Cellular as applicable. A portion of such persons' compensation expense incurred by TDS was allocated to U.S. Cellular by TDS, along with other expenses of TDS. This allocation by TDS to U.S. Cellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such four persons to U.S. Cellular, or of any other allocated expense in this allocation of cost. The allocation of cost was recorded as a single expense by U.S. Cellular. U.S. Cellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 65% of the compensation expense incurred by TDS with respect to such four persons in 2018 was included by TDS in the total allocation of cost to U.S. Cellular for 2018. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Douglas W. Chambers is included in TDS' proxy statement related to its 2019 annual meeting since they are NEOs of TDS.

Other Relationships and Related Transactions

        U.S. Cellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS and the amounts paid by U.S. Cellular to TDS in 2018 are summarized below.

Exchange Agreement

        U.S. Cellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.

        Common Share Purchase Rights; Potential Dilution.    The Exchange Agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.

        If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.

        Funding of License Costs.    Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2018, TDS has funded approximately $67.2 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.

        RSA Rights.    Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

        Right of Negotiation.    If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

        Corporate Opportunity Arrangements.    Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 U.S. Cellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

        Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of U.S. Cellular. In general, so long as at least 500,000 U.S. Cellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States. The foregoing provisions are also included in the Exchange Agreement.

Tax Allocation Agreement

        We have entered into a Tax Allocation Agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, U.S. Cellular paid $85.0 million to TDS, net of refunds from TDS, for federal income taxes in 2018.

        If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than we would have paid if we had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 U.S. Cellular Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.

        Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, U.S. Cellular paid $4.5 million to TDS, net of refunds from TDS, for such taxes in 2018.

Cash Management Agreement

        We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.

Intercompany Agreement

        In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:

        Services.    U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services totaled $66.8 million in 2018. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2018.

        Equipment and Materials.    We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $13.3 million in 2018.

        Accountants and Legal Counsel.    We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of U.S. Cellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

        Indemnification.    We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.

        Disposal of Company Securities.    TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

        Transfer of Assets.    Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

        Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.

        There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

        We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

        Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by U.S. Cellular to TDS under the Insurance Cost Sharing Agreement totaled $5.7 million in 2018.

Employee Benefit Plans Agreement

        Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by U.S. Cellular to TDS under the Employee Benefit Plans Agreement were less than $0.1 million in 2018.

Certain Relationships and Related Transactions

        In addition to the foregoing, U.S. Cellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom, which includes Wireline, Hosted and Managed Services (HMS) and Cable segments, and subsidiaries included in TDS' Non-Reportable Segment, including Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services, and Airadigm Communications, Inc. ("Airadigm"), which previously provided machine-to-machine (M2M) services before it sold this business in 2015. The following describes certain relationships and related transactions between such TDS subsidiaries and U.S. Cellular since the beginning of 2018:

        The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; and Stephen P. Fitzell, the General Counsel and an Assistant Secretary of TDS and U.S. Cellular and certain other subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries. U.S. Cellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $5.5 million in 2018, $7 million in 2017 and $6 million in 2016.

        The Audit Committee of the board of directors is generally responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the NYSE, except to the extent that the board of directors authorizes another committee to review specific related party transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides information as of December 31, 2018 regarding U.S. Cellular Common Shares that may be issued under equity compensation plans currently maintained by U.S. Cellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,371,230	$43.10	7,422,512
Equity compensation plans not approved by security holders	—	—	—

TOTAL	3,371,230	$43.10	7,422,512

Explanation of Columns:

(a)
Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share units, and vested and unvested phantom stock units.

(b)
Represents the weighted-average exercise price of all outstanding options. Restricted stock units, performance share units and phantom stock units do not have an exercise price.

(c)
Represents the number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of outstanding options or pursuant to restricted stock units, performance share units and phantom stock units disclosed in column "a".

Footnotes:

(1)
This includes the following plans that have been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	136,643	136,643
2005 LTIP	102,293	—	102,293
2013 LTIP	3,268,937	7,285,869	10,554,806

TOTAL	3,371,230	7,422,512	10,793,742

The above is based on information as of December 31, 2018 and does not reflect any changes or additions after that date.

See Note 16—Stock-Based Compensation, in the notes to the consolidated financial statements included as Exhibit 13 to the U.S. Cellular Annual Report on Form 10-K for the year ended December 31, 2018, for additional information about the Non-Employee Director Compensation Plan, the 2005 LTIP, and the 2013 LTIP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

U.S. Cellular

        On February 28, 2019, there were outstanding 53,332,696 Common Shares, par value $1.00 per share (excluding 1,735,523 Common Shares held by U.S. Cellular and a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,338,573 shares of common stock. As of February 28, 2019, no shares of our Preferred Stock were outstanding. The voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 383,391,466 votes, as of February 28, 2019.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

        The following table sets forth, as of February 28, 2019, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	U.S. Cellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	70.8%	43.8%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.2%	86.1%

	Total	70,788,703	N/A	82.0%	95.9%
GAMCO Investors, Inc.(4) One Corporate Center Rye, New York 10580	Common Shares	3,372,872	6.3%	3.9%	*

*
Less than 1%

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised U.S. Cellular that it has no present intention of converting its Series A Common Shares.

(4)
Based on the most recent Schedule 13D (Amendment No.12) filed with the SEC, GAMCO Investors, Inc. and its affiliates, including GAMCO asset Management, Inc., report sole voting authority with respect to an aggregate of 3,187,147 Common Shares and sole investment authority with respect to an aggregate of 3,372,872 Common Shares.

Security Ownership of U.S. Cellular by Directors and Management

        For purposes of the following tables, includes the number of shares which Directors or Executive Officers have the right to acquire or that become vested within 60 days of February 28, 2019, including options, restricted stock units, performance share units, vested phantom stock units, and shares issuable under the Non-Employee Directors' Plan.

        The ownership is as of February 28, 2019 or the latest practicable date.

Name of Individual or Number of Persons in Group	U.S. Cellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson(5)	Common Shares	24,786	*	*	*
Kenneth R. Meyers(3)(4)	Common Shares	248,167	*	*	*
J. Samuel Crowley(5)	Common Shares	6,763	*	*	*
Ronald E. Daly(5)	Common Shares	5,285	*	*	*
Harry J. Harczak, Jr.(5)	Common Shares	7,578	*	*	*
Gregory P. Josefowicz(5)	Common Shares	17,041	*	*	*
Cecelia D. Stewart(5)	Common Shares	12,833	*	*	*
Steven T. Campbell(3)(4)	Common Shares	115,641	*	*	*
Peter L. Sereda	Common Shares	—	—	—	—
Kurt B. Thaus	Common Shares	—	—	—	—
Jay M. Ellison(3)(4)	Common Shares	39,282	*	*	*
Michael S. Irizarry(3)(4)	Common Shares	38,689	*	*	*
Deirdre C. Drake(3)(4)	Common Shares	17,860	*	*	*
All directors and executive officers as a group (14 persons)(5)(6)	Common Shares	533,925	*	*	*

*
Less than 1%

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.

(2)
Represents the percent of voting power in matters other than the election of directors.

(3)
Includes the following number of Common Shares that may be acquired pursuant to stock options which are currently vested or will vest within 60 days after February 28, 2019: Kenneth R. Meyers, -0- Common Shares; Steven T. Campbell, 66,430 Common Shares; Jay M. Ellison, -0- Common Shares; Michael S. Irizarry, -0- Common Shares; and Deirdre C. Drake, -0-Common Shares.

(4)
Includes the following number of Restricted Stock Units that are vesting within 60 days after February 28, 2019: Kenneth R. Meyers, 56,609 Common Shares; Steven T. Campbell, 19,400 Common Shares; Jay M. Ellison, 20,316 Common Shares; Michael S. Irizarry, 20,006 Common Shares and Deirdre C. Drake, 9,235 Common Shares.

(5)
Includes 2,123 Common Shares earned pursuant to the Non-Employee Directors' Plan as of February 28, 2019 that were issued in March 2019 since they were issuable within 60 days after February 28, 2019.

(6)
Includes 66,430 Common Shares and 125,566 Restricted Stock Units that are subject to vesting within 60 days after February 28, 2019 by all directors and executive officers as a group.

TDS

        Several of our officers and directors also indirectly hold ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS.

Description of TDS Securities

        On February 28, 2019, TDS had outstanding and entitled to vote 106,606,476 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 18,982,154 TDS Common Shares held by TDS), and 7,284,885 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 113,891,361 shares of common stock).

        In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 72,848,850 votes at February 28, 2019 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 55,596,770 votes at February 28, 2019 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 128,445,620 votes at February 28, 2019 with respect to matters other than the election of directors.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

        The following table sets forth as of February 28, 2019, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of U.S. Cellular, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which Directors or Executive Officers have the right to acquire or that become vested within 60 days of February 28, 2019, including options, restricted stock units, performance share units, vested phantom stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Common Shares	6,209,604	5.8%	5.5%	2.5%
	TDS Series A Common Shares	6,905,213	94.8%	6.1%	53.8%
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,492,874	1.4%	1.3%	*
	TDS Series A Common Shares	21,828	*	*	*
Walter C. D. Carlson(4)(5)(7)	TDS Common Shares	51,733	*	*	*
	TDS Series A Common Shares	1,189	*	*	*
Kenneth R. Meyers(6)	TDS Common Shares	117,996	*	*	*
J. Samuel Crowley	TDS Common Shares	—	—	—	—
Ronald E. Daly	TDS Common Shares	—	—	—	—
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Gregory P. Josefowicz	TDS Common Shares	—	—	—	—
Cecelia D. Stewart	TDS Common Shares	—	—	—	—
Steven T. Campbell	TDS Common Shares	—	—	—	—
Peter L. Sereda(6)	TDS Common Shares	235,860	*	*	*
Kurt B. Thaus(6)	TDS Common Shares	5,067	*	*	*
Jay M. Ellison	TDS Common Shares	—	—	—	—
Michael S. Irizarry	TDS Common Shares	—	—	—	—
Deirdre C. Drake	TDS Common Shares	—	—	—	—
All directors and executive officers as a group (14 persons)(6)(7)	TDS Common Shares	8,113,134	7.5%	7.0%	3.3%
	TDS Series A Common Shares	6,928,230	95.1%	6.1%	53.9%

*
Less Than 1%

(1)
The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(2)
Represents the percent of voting power in matters other than the election of directors.

(3)
The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.

(4)
Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,864,042) and Walter C. D. Carlson (1,965,722).

Includes TDS Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (83,229).

(5)
Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (2,031,139) and Walter C. D. Carlson (2,272,543).

(6)
Includes the following number of TDS Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after February 28, 2019: LeRoy T. Carlson, Jr., 1,186,300 shares; Kenneth R. Meyers, -0- shares; Peter L. Sereda, 228,791 shares; Kurt B. Thaus, -0- shares; and all directors and executive officers as a group, 1,415,091 shares. Includes the following number of Common Shares underlying vested phantom stock units: LeRoy T. Carlson, Jr., 45,908 shares; Kenneth R. Meyers, 38,943 shares; Peter L. Sereda, -0- shares; Kurt B. Thaus, -0- shares; and all directors and executive officers as a group, 84,851 shares.

(7)
Includes 3,110 TDS Common Shares earned pursuant to the TDS Non-Employee Directors' Plan as of February 28, 2019 that were issued in March 2019.

Security Ownership by Certain Beneficial Owners

        In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of February 28, 2019, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2018 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and February 28, 2019.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	TDS Common Shares	13,125,828	12.3%	11.5%	5.3%
The Vanguard Group 100 Vanguard Blvd. Malvern,PA 19355(4)	TDS Common Shares	10,258,489	9.6%	9.0%	4.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(5)	TDS Common Shares	8,420,433	7.9%	7.4%	3.4%
State Street Corporation One Lincoln Street Boston, MA 02111(6)	TDS Common Shares	7,746,393	7.3%	6.8%	3.1%

(1)
The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2)
Represents voting power in matters other than the election of directors.

(3)
Based on the most recent Schedule 13G (Amendment No. 10) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 12,490,109 TDS Common Shares, and sole investment authority with respect to an aggregate of 13,125,828 TDS Common Shares.

(4)
Based on the most recent Schedule 13G (Amendment No. 6) filed with the SEC, The Vanguard Group reports sole voting authority with respect to 46,940 TDS Common Shares, shared voting power with respect to 15,617 TDS Common Shares, sole investment authority with respect to 10,206,280 TDS Common Shares, and shared investment authority with respect to 52,209 TDS Common Shares.

(5)
Based on the most recent Schedule 13G (Amendment No. 2) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 8,267,225 TDS Common Shares, and sole investment authority with respect to an aggregate of 8,420,433 TDS Common Shares.

(6)
Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment authority with respect to an aggregate of 7,746,393 TDS Common Shares and shared voting authority with respect to 7,615,484 TDS Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

        Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2018, except that due to an administrative error the vesting of one RSU and the grant of RSUs and PSUs were inadvertently reported late by Deirdre C. Drake.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See "Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation" above.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

        The 2020 Annual Meeting is currently scheduled for May 19, 2020, and the proxy statement for such meeting is expected to be dated on or about April 9, 2020.

        Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in U.S. Cellular's proxy statement and form of proxy relating to the 2020 Annual Meeting must be received by U.S. Cellular at its principal executive offices not later than December 11, 2019. However, if the date of the 2020 Annual Meeting changes for any reason by more than 30 calendar days before or after May 21, 2020 (the one year anniversary date of the 2019 Annual Meeting) then the deadline will be a reasonable time before U.S. Cellular begins to print and send its proxy materials. In such event, U.S. Cellular would disclose such date in a Form 8-K, 10-Q or 10-K at the appropriate time.

        In addition, pursuant to U.S. Cellular's bylaws, proposals by shareholders intended to be presented at the 2020 Annual Meeting (other than proposals included in U.S. Cellular's proxy statement and form of proxy relating to the 2020 Annual Meeting pursuant to SEC Rule 14a-8), must be received by U.S. Cellular at its principal executive offices not earlier than December 11, 2019 and not later than January 10, 2020 for consideration at the 2020 Annual Meeting. However, if the 2020 Annual Meeting is changed by more than 30 calendar days before or after May 21, 2020 (the one year anniversary date of the 2019 Annual Meeting), a shareholder proposal must be received by U.S. Cellular not later than the close of business on the tenth calendar day following the date of public notice of the revised date of the 2020 Annual Meeting.

        Pursuant to SEC rules, the proxy solicited by our board of directors for the 2019 Annual Meeting will confer discretionary authority to vote on any matter that may properly come before such meeting or any postponement, adjournment or recess thereof, to the extent permitted by applicable law and regulation.

SOLICITATION OF PROXIES

        Proxies are being solicited by your board of directors and its agents, and the cost of solicitation will be paid by U.S. Cellular. Officers, directors and regular employees of U.S. Cellular, acting on behalf of the U.S. Cellular board of directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on U.S. Cellular's Internet website and Intranet website or in person. We will not pay such persons additional compensation for their proxy solicitation efforts. U.S. Cellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. U.S. Cellular's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $12,500 plus reimbursement of out-of-pocket expenses.

 FINANCIAL AND OTHER INFORMATION

        We will furnish you or any shareholder as of the record date without charge a copy of our Form 10-K Annual Report for the year ended December 31, 2018, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.

        In addition, to the extent that, as permitted by SEC rules, U.S. Cellular delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), U.S. Cellular shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

FORWARD LOOKING STATEMENTS

        This 2019 Proxy Statement includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," or similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Form 10-K for the year ended December 31, 2018. We assume no obligation to update the forward-looking statements.

OTHER BUSINESS

        It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2019 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Relations and Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m, Central Time, on May, 21, 2019 Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/USM or scan delete QR code and control # the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - J. S. Crowley 02 - G. P. Josefowicz 03 - C. D. Stewart ForAgainst Abstain ForAgainst Abstain 2. Ratify accountants for 2019 3. Advisory vote to approve executive compensation 4. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. Please sign exactly as name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 5 7 5 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 3 2 A V 4 030YCC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR its nominees in Proposal 1 and FOR Proposals 2 – 3. Annual Meeting Proxy Card1234 5678 9012 345

This proxy statement is available at: investors.uscellular.com/proxyvote. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION To Be Held on May 21, 2019 The undersigned hereby appoints LeRoy T. Carlson, Jr. and Kenneth R. Meyers, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2019 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 21, 2019, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof. The Board of Directors unanimously recommends a vote “FOR” its nominees in Proposal 1 and “FOR” Proposals 2 and 3. This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted “FOR” its nominees in Proposal 1 and “FOR” Proposals 2 and 3. Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Trust Company, N.A. If “401K” is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ( “Trustee”) how to vote the shares of United States Cellular Corporation stock underlying units allocated to your Tax-Deferred Savings Plan (“401(k) Plan”) account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 16, 2019 in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m., Central Time on May 17, 2019. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instructions, except as otherwise provided in accordance with applicable law or the 401(k) Plan’s governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants. (Continued and to be signed on Reverse Side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — United States Cellular Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USM